As filed with the Securities and Exchange Commission on March 5, 2008

Registration No.: 333-146986

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUND WORLDWIDE HOLDINGS, INC.
(Name of small business issuer in its charter)

Delaware	2300	20-5153419
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Superluck Industrial Centre
Flat K, 13/F (Phase 2)
57 Sha Tsui Road
Tsuen Wan, N.T.
Hong Kong, China
(852) 2414-1831
(Address and telephone number of principal executive offices)

Isaac L. Muller
The Incorporator, Inc.
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952
Telephone: (845) 425-0077 (Ext 303)
Facsimile: (845) 818-3588
(Name, address and telephone number of agent for service)

With Copies to:

The Sourlis Law Firm
Virginia K. Sourlis, Esq.
Philip Magri, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
www.SourlisLaw.com
(732) 530-9007
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	2,330,200	(2)	$0.50	$1,165,100	$35.77	(3)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 415 of the Securities Act of 1933, as amended, these securities are being offered by the Selling Stockholders named herein on a delayed or continuous basis.

(3)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 5, 2008

The information in this prospectus is not complete and may be changed. Our Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

2,330,200 Shares of Common Stock

SOUND WORLDWIDE HOLDINGS, INC.

$0.50 per Share

This prospectus relates to the resale of up to 2,330,200 shares of our common stock by the Selling Stockholders, or Selling Stockholders, named in this prospectus. We are registering the shares on behalf of the Selling Stockholders. The Selling Stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering.

We have arbitrarily set an offering price of $0.50 per share of common stock offered through this prospectus. We are paying the expenses of registering these shares. We will not receive any proceeds from this offering.

Our common stock is presently not traded or quoted on any market or securities exchange. The sales price to the public is fixed at $0.50 per share until such time as our common stock is quoted on the Over-The-Counter (OTC) Bulletin Board or other exchange or quotation system. Although we intend to request a registered broker-dealer apply to have of our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or even if materialized, be sustained. If our common stock is quoted on the on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is ___________ ___, 2008.

PROSPECTUS

SOUND WORLDWIDE HOLDINGS, INC.
2,330,200 SHARES COMMON STOCK
$0.50 per Share

SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

General

We are a holding company formed in the state of Delaware. Through our wholly-owned subsidiary, Sound Worldwide Limited, or SWL, a British Virgins Island corporation, and its two subsidiaries, we manufacture and sell denim fabrics and garments from our facilities in Hong Kong and China. SWL’s two subsidiaries are Asian Point Investment Limited, or Asian Point, and Best Allied Industrial Limited, or Best Allied.

SWL is a garment contractor for a number of well known brands such as GAP, Levis, ECKO, and Giordano. Our products are sold to customers worldwide, with over 50% exported to the U.S. marketplace and the rest throughout Western Europe and other countries.

Organizational History

On October 25, 2007, we merged with a reporting shell company, Freedom 3, Inc., or Freedom, a Delaware corporation. On such date, Freedom redeemed 100,000 shares of its common stock, which was all of its issued and outstanding common stock, from its then current stockholder in exchange for 300,000 shares of restricted common stock of the resultant issuer after the merger as per the redemption agreement. Freedom then sold one share of its common stock to SWL for $1.00. This resulted in SWL owning 100% of Freedom. SWL and Freedom then entered into a Share Exchange Agreement or the Exchange Agreement, dated October 25, 2007, pursuant to which each share of common stock and preferred stock of SWL was converted into 350 shares of Freedom’s common stock and one share of Freedom’s preferred stock, respectively and all of the issued and outstanding shares of SWL’s common stock were retired and cancelled. This resulted in the stockholders of SWL to become stockholders of Freedom. The previous stockholder of Freedom was then issued 300,000 shares of Freedom as agreed previously. The one share of Freedom’s common stock held by SWL was then cancelled and SWL sold one share of its common stock to Freedom, which resulted in Freedom owning 100% of SWL. Freedom then changed its name to Sound Worldwide Holdings, Inc.

Prior the exchange, Freedom was a shell company with no operations and nominal assets.

Business Objectives

Our business objective is to become a cost-effective denim fabric and garment manufacturer with high quality, competitive prices and a comprehensive product range. We eventually want to expand our market share through advanced production technology, effective cost controls, superior quality control systems, and marketing efforts.

Summary Financial Information

The table below summarizes:

•	The audited financial statements of SWL for the fiscal years ended March 31, 2007 and 2006; and

•	The Condensed Consolidated Financial Statements of SWL for the fiscal years ended March 31, 2007 and 2006 and for three and nine months ended December 31, 2007 and 2006.

		At March 31,
	At December 31, 2007	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet:
Cash and Cash Equivalents	$161.741	$138,654	$31,255
Total Assets	$3,449,669	$3,075,521	$4,983,181
Total Liabilities	$1,821,748	$1,254,628	$3,216,515
Total Stockholders’ Equity	$1,627,921	$1,820,893	$1,766,666

		For the Three Months Ended December 31,		For the Nine Months Ended December 31,		For the Fiscal Year Ended March 31,
		2007	2006	2007	2006	2007	2006
Statement of Operations:		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$	,2,080,595	$2,791,444	$8,509,183	$11,101,888	$14,840,870	$14,728,655
Cost of Sales		$(2,168,462)	$(2,586,935)	$(7,667,896)	$(9,536,935)	$(12,017,879)	$(12,271,485)
Net Income (Loss)		$(397,180)	$47,082	$(197,401)	$776,433	$1,579,341	$1,033,898
Net Earnings (Loss) Per Share of Common Stock		$(1.91)	$0.27	$(1.06)	$4.44	$31.59	$20.68

Executive Offices and Telephone Number

Our principal executive offices are located Superluck Industrial Centre, Flat K, 13/F (Phase 2), 57 Sha Tsui Road, Tsuen Wan, N.T. Hong Kong, China and our telephone number is (852) 2414-1831.

THE OFFERING

The Issuer:	Sound Worldwide Holdings, Inc., a Delaware corporation

Selling Stockholders:
The Selling Stockholders named in this prospectus are existing stockholders of our company who purchased shares of our common stock exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(2) of the Securities Act.

Securities Being Offered:	Up to 2,330,200 shares of our common stock, par value $0.0001 per share.

Offering Price:
The offering price of the common stock is $0.50 per share. We intend to request a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended, or the Exchange Act. If our common stock is quoted on the OTC Bulletin Board and a market for our common stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Minimum Number of Shares to Be Sold in This Offering:	None

Common Stock Outstanding Before and After the Offering:
20,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus and will continue to be issued and outstanding upon the completion of this offering. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All of the proceeds of the offering will go to the Selling Stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risks Relating to Our Company

We have a limited operating history which may not be an indicator of our future results.

As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, our historical financial data is of limited use in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as we expand operations. To the extent that these expenses are incurred before, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition could suffer.

Our success is dependent on the success, strategies and reputation of our customers.

Our business is dependent on our customers’ ability to market their brands through multiple channels and multiple price points. Our customers’ products are targeted towards different market segments based on consumer demographics, design, suggested pricing and channel of distribution. If any of our customers decide to ‘‘reposition’’ its products under its brands, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that customer’s business, adversely affecting our sales and profitability. In addition, as products may be personally associated with designers or celebrities, our sales of those products could be materially and adversely affected if any of those individuals’ image, reputation or popularity were to be negatively impacted.

If we are unable to successfully translate market trends into attractive product offerings, our sales and profitability could suffer.

Our ability to successfully compete depends on a number of factors, including our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines and tiers of distribution. We are required to translate market trends into attractive product offerings and operate within substantial production and delivery constraints. We cannot be sure we will continue to be successful in this regard.

Expansion of our product offerings involves significant costs and uncertainty and could adversely affect our results of operations.

An important part of our strategy is to expand the territories in which we sell our products. We intend to continue to add additional product lines in the future. As is typical with new products and new territories, demand and market acceptance for any new products we introduce will be subject to uncertainty. Producing and marketing new products require substantial expenditures. We cannot be certain that our efforts and expenditures will successfully generate sufficient sales or that sales that are generated will be sufficient to cover our expenditures.

If our customers change their buying patterns, request additional allowances or change or develop their own production facilities, our sales to these customers could be materially adversely affected.

Our customers’ buying patterns, as well as the need to provide additional allowances to vendors, could have a material adverse effect on our business, results of operations and financial condition. Customers’ strategic initiatives, including changing or developing their own production facilities and reducing the number of vendors they purchase from, could also impact our sales to these customers.

We have significant customer concentration, and the loss of one of our subsidiaries’ large customers could adversely affect our business.

Best Allied’s largest customers accounted for approximately 52.93% of its net sales in fiscal 2007 and Asian Point’s largest customers accounted for 28.19% of its net sales in fiscal 2007. We do not have long-term contracts with any customers, and sales to customers generally occur on an order-by-order basis that may be subject to cancellation or rescheduling by the customer. A decision by our major customers to decrease the amount of merchandise purchased from us, to increase the use of their own private label brands or to change the manner of doing business with us could reduce our revenues and materially adversely affect our results of operations.

If we miscalculate the market for our products, we may end up with significant excess inventories for some products and missed opportunities for others.

We often produce garments to hold in inventory in order to meet our customers’ delivery requirements and to be able to quickly fulfill reorders. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on our results of operations.

We are dependent upon outside suppliers.

All of our products are purchased from independent suppliers. The failure of these suppliers to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries could cause customers to cancel orders, refuse to accept delivery of products or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our suppliers. As a result, any of these suppliers may unilaterally terminate its relationship with us at any time.

We are also dependent on these suppliers for compliance with our policies and the policies of our customers regarding labor practices employed by factories that produce product for us. Any failure by these suppliers to comply with required labor standards or any other divergence in their labor or other practices from those generally considered ethical in the United States, and the potential negative publicity relating to any of these events, could harm us and our reputation which could result in a loss of customers.

We are subject to the risks of doing business abroad.

All of our operations are located in China and Hong Kong and are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to disruptions of our factories. Because our products are produced abroad, political or economic instability in the People’s Republic of China, or China or the PRC, or elsewhere could cause substantial disruption in our business. This could materially adversely affect our financial condition and results of operations. Heightened terrorism security concerns could subject exported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with customers in United States dollars, the value of the United States dollar against local currencies could impact our cost in dollars of production from these manufacturers. We are not currently engaged in any hedging activities to protect against these currency risks. If there is downward pressure on the value of the dollar, our customers’ purchase prices for our products could increase. We may not be able to offset an increase in production costs with a price increase to our customers.

Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.

Fluctuations in the price, availability and quality of the materials used in our products could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. We compete with numerous entities for supplies of materials. The prices for denim and other fabrics used in our products depend largely on the market prices for the raw materials used to produce them, such as raw wool or cotton, which are vulnerable, in part, to natural disasters. We may not be able to pass on all or any portion of higher material prices to our customers.

We depend on inexpensive labor to produce our products. Our failure to retain our employees could decrease our output and harm our business.

The production of textiles is labor-intensive. We depend on inexpensive labor available in the Guangdong province of China. However, there are signs of a labor shortage in the Guangdong province. Due to the development of other provinces in China, there are fewer migrant workers in Guangdong. In order for us to retain our current staff and add additional staff, the Company will have to offer a moderately higher wage. It is important for us to expand our human capital to achieve the goal of increasing competitiveness.

Our failure to comply with environmental and production safety regulations would harm our business operations.

Our production facilities are located in Hong Kong and China and are subject to the environmental and production regulations of those areas. The main pollutants resulting from production in the manufacturing factory of Asian Point are noise and dust particles to the surrounding areas. To tackle this problem, we have taken necessary measures during the setting up of our manufacturing plant to minimize the level of noise, so that it is aligned with the requirements of the applicable environmental laws and regulations. In addition, we carry out regular on-site environmental testing to ensure that our operations comply with regulatory requirements and standards. In regards to our production safety issues, we take strict measures that comply with the production safety regulations of the PRC and Hong Kong. These production audits ensure reasonable working conditions and an adherence to western labor laws. The failure of us to maintain compliance with applicable environmental and safety laws and regulations could cause a temporary shut down of our operations which would delay shipments, divert management’s attention from our business and cause us to incur applicable fees and penalties, all or any of which would harm or operations.

If we lose the services of our key personnel, our business will be harmed.

Our future success depends on our executive officers. Our executive officers have substantial experience and expertise in our business and the loss of the services of any or all of our executives and any negative market or industry perception arising from the loss of their services could have a material adverse effect on us.

We may need additional financing to continue to grow.

The continued growth of our business depends on our access to sufficient funds to support our growth. Our growth is dependent on our ability to extend and increase the line of credit and may be dependent on our ability to refinance the term loan if we do not generate sufficient cash to make the payments due under the term loan. If we are unable to refinance our debt, we cannot be sure we will be able to secure alternative financing on satisfactory terms or at all. At December 31, 2007, our banking facilities consisting of bank loans and other credit facilities were $2,637,514, of which $916,881 has been drawn down and $1,720,633 remains available. Our banking facilities are personally guaranteed by Ms. Ivy Siu Kuen Lam, our President, Chief Operating Officer and a Director of our Board of Directors, Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman, and Ms. Mei Ling Szeto, our Secretary.

We are dependent on sales during the certain of months each year for the substantial majority of our net sales and net income.

Retail sales of our denim products have traditionally been seasonal in nature. As a result, we are dependent on our sales certain months each of year for the substantial majority of our net sales and net income. Best Allied’s net sales for the month of June 2007 accounted for approximately 28% of its net sales in fiscal 2007. Asian Point’s net sales for the month of March 2007 accounted for approximately 22% in fiscal 2007. Any difficulties we may encounter during this period as a result of weather or disruption of manufacturing or transportation of our products will have a magnified effect on our net sales and net income for the year. In addition, because of the large amount of outerwear we sell, unusually warm weather conditions during the peak fall selling season could have a material adverse effect on our results of operations.

Synthetic fibers have grown in popularity during the last couple of years which could have an adverse affect on the demand for our products.

Synthetic fiber fabrics, particularly polyester and polyester blends, have grown in popularity during the past years. . The growth in demand for polyester is partly due to the technical improvements achieved over the last few years, particularly in respect of moisture absorption.

In addition, innovative new fibers and fabrics have increased demand in many different areas. The successful fabrics which appear to have answered the needs of consumers include the wrinkle-free, water-resistant, more washable, soft-stretch fabrics and environmental friendly. For example, cellulosic fibers, including viscose, lyocell and acetate, have gained greater popularity. Also, microfibers have been getting more and more attention. The major benefits of textile products made of microfibers are its light in weight and superior performance in keeping warm. In the field of furnishings, microfibers are more often used in the area of decorative fabrics and drapery.

If consumers increase their purchase of garments made from synthetic fibers as compared to garments made of cotton fibers, our business could be adversely affected.

Risk Factors Relating to the Apparel Industry

The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins.

The apparel business is highly competitive. We have numerous competitors with respect to the production and sale of apparel, including distributors that import apparel from abroad and domestic retailers with established foreign manufacturing capabilities. Many of our competitors have greater financial and marketing resources and greater manufacturing capacity than we do. We also compete with vertically integrated apparel manufacturers that also own retail stores. The general availability of contract manufacturing capacity also allows ease of access by new market entrants. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect our sales and profitability. Sales of our products are affected by style, price, quality, brand reputation and general fashion trends.

If major department, mass merchant and specialty store chains continue to consolidate, our business could be negatively affected.

We sell our products to major department, mass merchant and specialty store chains. Continued consolidation in the retail industry, such as the recent purchase of May Department Store Company by Federated Department Stores, Inc., could negatively impact our business. Consolidation could reduce the number of our customers and potential customers. With increased consolidation in the retail industry, we are increasingly dependent on retailers whose bargaining strength may increase and whose share of our business may grow. As a result, we may face greater pressure from these customers to provide more favorable terms. If purchasing decisions become more centralized, the risks from consolidation would increase. Customers may also concentrate purchases among a narrowing group of vendors. This could adversely affect our business.

The cyclical nature of the apparel industry and uncertainty over future economic prospects and consumer spending could have a materially adverse effect on our results of operations.

The apparel industry is cyclical. Purchases of outerwear, sportswear and other apparel tend to decline during recessionary periods and may decline for a variety of other reasons, including changes in fashion trends and the introduction of new products or pricing changes by our competitors. Uncertainties regarding future economic prospects could affect consumer-spending habits and have an adverse effect on our results of operations. Uncertainty with respect to consumer spending as a result of weak economic conditions has in the past caused our customers to delay the placing of initial orders and to slow the pace of reorders during the seasonal peak of our business. Weak economic conditions have had a material adverse effect on our results of operations at times in the past and could have a material adverse effect on our results of operations in the future as well.

The significant increase in fuel prices could adversely affect our results of operations.

Fuel prices have increased significantly during the past few years. Increased gasoline prices could adversely affect consumer spending, including discretionary spending on apparel. In addition, higher fuel prices could cause our operating expenses to increase, especially with respect to warehousing and freight. Any significant decrease in sales or increase in expenses as a result of higher fuel prices could adversely affect our results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.

Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in the U.S. Congress. The enactment of new legislation or international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

The quota system established by the World Trade Organization was eliminated on December 31, 2004. We cannot be certain of the full impact that this elimination will have on international trade in general and the apparel industry in particular. We also cannot be certain of the impact of quota elimination on our business, including increased competition that could result from the importation of an increasing amount of lower priced apparel into the United States. Notwithstanding quota elimination, China’s accession agreement for membership in the WTO provides that WTO member countries, including the United States, may re-impose safeguard quotas on specific products. In May 2005, the United States imposed unilateral quotas on several product categories, limiting growth in imports of these categories to 7.5% a year. The safeguard quotas in several categories have been extended by the United States government and will likely continue through 2008. These limitations apply to a limited number of products imported by us from China. We are unable to assess the potential for additional action by the United States government with respect to these or other product categories in the event that the quantity of imported apparel significantly disrupts the apparel market in the United States. Additional action by the United States in response to a disruption in its apparel markets could limit our ability to import apparel and increase our costs.

Risks Relating to Ownership of Our Common Stock

There is no active market for our common stock. One may never develop or if developed, be sustained and you could lose your investment in our common stock.

Currently, there is no active trading market for our common stock. Following the effectiveness of this registration statement, we intend to request that a broker-dealer/market maker submit an application to make a market for our common stock shares on the OTC Bulletin Board. There can be no assurance, however, that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market that may develop in the future for our common stock will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Our executive officers are in a position to substantially control matters requiring a stockholder vote.

As of the date of this prospectus, our executive officers beneficially owned an aggregate of approximately 86.71% of our outstanding common stock. As a result, if they vote together, they may have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our fiscal year ending March 31, 2008. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

Our common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future despite, and the size and timing of additional significant orders and their fulfillment. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The $0.50 per share offering price of our common stock was determined based on our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to request a broker-dealer apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders named in this prospectus.

DILUTION

The common stock to be sold by the Selling Stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering an aggregate of shares of our common stock registered in a registration statement of which this prospectus forms a part. The Selling Stockholders acquired such shares of our common stock under the exempt from the registration requirements under Regulation D and Section 4(2) promulgated under the Securities Act. To the best of the Company’s knowledge, none of the Selling Stockholders are a broker-dealer, underwriter or affiliate thereof.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including, the number of shares of our common stock beneficially owned by each prior to this offering; the total number of shares of our common stock that are to be offered by each Selling Stockholder; the total number of shares that will be beneficially owned by each Selling Stockholder upon completion of the offering; the percentage owned by each upon completion of the offering.

Name of Selling	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Alan Chan	426,667	2.33%	426,667	0	—
New Harvest Ltd.(3)	400,000	2.00%	400,000	0	—
Kwan Yuet Mei	266,667	1.33%	266,667	0	—
Joan Fortman	266,666	1.33%	266,666	0	—
Haber LLC(4)	200,000	1.00%	200,000	0	—
Themis LLC(5)	200,000	1.00%	200,000	0	—
Victory Consultants Ltd.(6)	200,000	1.00%	200,000	0	—
Pui Shan Lam	120,000	*	120,000	0	—
Allan Fung	50,000	*	50,000	0	—
Thomas Chan	50,000	*	50,000	0	—
Szeto Mei Yin, Camille	22,750	*	22,750	0	—
Lan Yuk Wong	20,000	*	20,000	0	—
Tsui Sing Yuen	10,500	*	10,500	0	—
Chau Shuk Yee, Christine	5,250	*	5,250	0	—
Kei Kwok Keung	5,250	*	5,250	0	—
Leung Kam Fung	5,250	*	5,250	0	—
Lim Chi Sang, Jason	5,250	*	5,250	0	—
Ng Choi King	5,250	*	5,250	0	—
Chan Chung Kwai	3,500	*	3,500	0	—

Name of Selling	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Lam Piu Ying	3,500	*	3,500	0	—
Lee Wai Woo	3,500	*	3,500	0	—
Ng Chau Ping	3,500	*	3,500	0	—
Szeto Lai Fong	3,500	*	3,500	0	—
Tse Ka Yan	3,500	*	3,500	0	—
Zeng Yuan Hui	3,500	*	3,500	0	—
Tse Yeung Wai	2,800	*	2,800	0	—
Li Xiang	2,100	*	2,100	0	—
Liang Bing Hua	2,100	*	2,100	0	—
Liu Shao Chun	2,100	*	2,100	0	—
Rao Li Juan	2,100	*	2,100	0	—
Rao Xin An	2,100	*	2,100	0	—
Ye Feng Yin	2,100	*	2,100	0	—
Chan Man Kai	1,750	*	1,750	0	—
Cheng Mee Hing	1,750	*	1,750	0	—
Lam Siu Mei	1,750	*	1,750	0	—
Lau Wah Kin	1,750	*	1,750	0	—
Lee Chung Kwong	1,750	*	1,750	0	—
Ma Yat Sing	1,750	*	1,750	0	—
Wong Siu Chun	1,750	*	1,750	0	—
Lai Wei Hui	1,400	*	1,400	0	—
Luo Yu Zhen	1,400	*	1,400	0	—
Cheng Hong Lan	1,050	*	1,050	0	—
Ho Suk Yee	1,050	*	1,050	0	—
Huang Xi Yong	1,050	*	1,050	0	—
Lam Siu Kam	1,050	*	1,050	0	—
Luo Xue Ming	1,050	*	1,050	0	—
Ou Yang Hai Ying	1,050	*	1,050	0	—
Tang Fa Guo	1,050	*	1,050	0	—
Wang Yue Hong	1,050	*	1,050	0	—
Wu Nap Ying	1,050	*	1,050	0	—

Name of Selling	Beneficial Ownership Before Offering		Number of	Beneficial Ownership After Offering (1)
Stockholder (1)	Number of Shares (1)	Percent (2)	Shares Being Offered	Number of Shares	Percent (2)
Yang Hong Yan	1,050	*	1,050	0	—
Zhang Xin Ying	1,050	*	1,050	0	—
Feng Xiao Liang	700	*	700	0	—
Huang Cai Xian	700	*	700	0	—
Liang Xiang Lan	700	*	700	0	—
Luo Han Qing	700	*	700	0	—
Zeng Hong Lan	700	*	700	0	—
Zhong Hai Tao	700	*	700	0	—
Total	2,330,200	11.66%	2,330,200	0	—

Notes

*	Represents less than 1%.

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 20,000,000 shares of common stock outstanding.

(3)	Of which Joan Fortman has voting and dispositive control.

(4)	Of which Ms. Lau Pak Lun has voting and dispositive control.

(5)	Of which Deborah Collucci, Nanette Stuckey and T. Scott Fortman have voting and dispositive control.

(6)	Of which Mr. Chan Shu Leung has voting and dispositive control.

Relationships

None of the Selling Stockholders:

•	Is an affiliate of a broker-dealer;

•	Has had a material relationship with us other than as a stockholder at any time within the past three years; or

•	Has ever been one of our officers and directors.

There are no family relationships between the officers and directors of the Company and any of the Selling Stockholders.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the Selling Stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The Selling Stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;

•	In privately negotiated transactions;

•	Through the writing of options on the common stock;

•	In short sales; or

•	In any combination of the aforementioned methods of distributions.

The sales price of the Commons Stock being offered to the public by the Selling Stockholders in this prospectus has been fixed at $0.50 per share until such time as our common stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize or if materialized, be sustained. If our common stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each Selling Stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The Selling Stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the Selling Stockholders, or, if they act as an agent for the purchaser of such common stock, from such purchaser. The Selling Stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the Selling Stockholders named in this prospectus.

The estimated costs of this offering are $26,100. We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our common stock;

•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling Stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling Stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with SWL. All of the directors identified below were elected to the Board of Directors of the Company immediately after the consummation of the exchange on October 25, 2007, or the Effective Date, and their terms will run until our annual meeting of stockholders in 2008.

Person and Position:	Age:	SWL Director Since:
Roger Kwok Wing Fan — Chief Executive Officer and Chairman	47	July 1999
Ivy Sui Kuen Lam — President, Chief Operating Officer and Director	50	February 2007
Tony Ka Kin Chui — Chief Financial Officer	53	—
Hung Man To — Operation Director and Director	47	February 2007
Mei Ling Szeto —Secretary	45	—

Management and Director Biographies

Roger K. W. Fan

Chief Executive Officer and Chairman

Mr. Roger K. W. Fan has been serving as the Chief Executive Officer and Chairman of Sound Worldwide Holdings, Inc. since the Effective Date. From the Effective Date to November 14, 2007, Mr. Fan also served as the President of Sound Worldwide Holdings, Inc. Mr. Fan has been serving as the President and Chairman of SWL since its inception in July 1999. Since 1997, he was the Chairman of Asian Point. Mr. Fan has over 20 years of experience in textile industry, starting with his family’s textile manufacturing company, Yin Kee Weaving Factory. Mr. Fan also serves as a Director of Yin Kee Weaving Factory, Ltd.

Ivy S. K. Lam

Chief Operation Officer, President and Director

Ms. Ivy S. K. Lam has been serving as the Chief Operation Officer and Director of Sound Worldwide Holdings, Inc. since the Effective Date and of SWL since February 2007. Ms. Lam has been serving as the President of Sound Worldwide Holdings, Inc. since November 14, 2007. Ms. Lam began her employment in the garment industry in 1975. In 1997, Ms. Lam established Best Allied. From 2004 to January 31, 2007, Ms. Lam served as the Vice President of SWL.

Tony Ka Kin Chui

Chief Financial Officer

Mr. Chui has been serving as the Chief Financial Officer of Sound Worldwide Holdings, Inc. since the Effective Date and of SWL since its inception in July 1999. From 1984 to 1987, Mr. Chui served as the Accounts Executive of China Dyeing Works Ltd. From 1987 to 1991, Mr. Chui served as the Factory Manager of Tak Po Printing Factory Ltd. From 1991 to 1999, Mr. Chui served as the Sales Manager of Deep Success Industrial Ltd.

Hung Man To

Operation Director and Director

Mr. Hung Man To has been serving as the Operation Director and Director of Sound Worldwide Holdings, Inc. since the Effective Date and of SWL since 2007. From 1987 to 2001, Mr. To served as the Operation Manager of Fordcan Industries Ltd. From 2001 to January, 31, 2007 he served as General Manager of SWL.

Mei Ling Szeto

Secretary

Ms. Szeto has been serving as the Secretary of Sound Worldwide Holdings, Inc. since the Effective Date and of SWL since its inception in July 2009. Miss Szeto has over 20 years of experience in textile industry during her employment with Po Lung Garment Manufacturing Ltd., from 1981 to 1983 as Secretary. From 1983 to 199l served as Secretary of Telly Weaving & Dyeing Factory Ltd., From 1992 to 2000 served as Secretary of Yin Kee Weaving Factory Ltd., and from 2000 to now as Director of Yin Kee Weaving Factory Ltd. From 1997 to now as Director of Asian Point Investment Ltd.

Family Relationships amongst Directors and Officers:

Mei Ling Szeto, the Company’s Secretary, is the spouse of Roger Kwok Wing Fan, the Company’s Chief Executive Officer and Chairman of the Board.

DIRECTOR AND OFFICER COMPENSATION

The table below summarizes the compensation received by our Named Executive Officers in the last two fiscal years. We have also included compensation received by Mr. Fan, our current Chief Executive Officer and Chairman, received by SWL in the last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Plan Compensation	Non-Equity Incentive Plan Compensation	Non Qualified Compensation Earnings	All Other Compensation		Total
Virginia K. Sourlis —President and sole Director (1)	2007	$0	$0	$0	$0	$0	$0	$0	$0		$0
	2006	$0	$0	$0	$0	$0	$0	$0	$0		$0

Mr. Roger K. W. Fan —Chief Executive Officer and Chairman(2)	2007	$0	$0	$0	$0	$0	$0	$0	$46,073	(3)	$46,073
	2006	$0	$0	$0	$0	$0	$0	$0	$113,922	(3)	$113,922

(1) Ms. Sourlis served as the President and sole Director of Freedom 3, Inc. from its inception until the consummation of the Share Exchange Agreement with SWL on October 25, 2007.

(2) Mr. Fan has been serving as the Chief Executive Officer and Chairman of SWW since the consummation of the Share Exchange Agreement between Freedom and SWL on October 25, 2007.

(3) Consists of $113,922 and $46,073 as of March 31, 2006 and 2007, respectively, represented a payable for the management consultancy services rendered by Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman. The balance of the amounts due to related parties was interest free and had no fixed date of repayment. There is currently no consulting agreement between the Company and Yin Kee Weaving Factory Limited.

Management Compensation

Except for as stated in the preceding Summary Compensation Table, we have not paid any salary, bonus or other compensation to our officers and directors since our inception. We presently have no compensation arrangements with our officers and directors.

Stock Option Grants

No stock options or stock appreciation rights under any stock incentive plans or otherwise were granted to our executive officers and directors since our inception.

Director Compensation

The Company currently does not pay any cash fees to directors, but we pay directors' expenses in attending board meetings. During the year ended December 31, 2006, no director expenses were reimbursed.

Employment Agreements

On March 31, 2005, Asian Point entered into a Consultant Agreement with Yin Kee Weaving Factory Limited, or Yin Kee, a company owned and operated by Roger K.W., Fan, our Chief Executive Officer and Chairman. The term of the consulting agreement is from April 1, 2005 to March 31, 2006 during which Yin Kee provided management services, merchandise consultancy services and quality checking and approval services in consideration for $113,135.

On March 31, 2006, Asian Point entered into a Consultant Agreement with Yin Kee Weaving Factory Limited, or Yin Kee, a company owned and operated by Roger K.W., Fan, our Chief Executive Officer and Chairman. The term of the consulting agreement is from April 1, 2006 to March 31, 2007 during which Yin Kee provided management services, merchandise consultancy services and quality checking and approval services in consideration for $45,073.

There is currently no consulting agreement between the Company and Yin Kee Weaving Factory Limited and We are not a party to any employment agreements. We do not have a 401(k) plan nor a retirement, pension, or profit

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no significant employees other than our executive officers and directors named in this prospectus. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board of Directors

Our audit committee presently consists of our directors. Our board does not have compensation, governance, nominating or executive committees or any other committees. Our entire board serves in such capacities until

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock As of the date of this Prospectus by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Sound Worldwide Holdings, Inc., Superluck Industrial Centre, Flat K, 13/F (Phase 2), 57 Sha Tsui Road, Tsuen Wan, N.T. Hong Kong, China.

Name and Address of Beneficial Holder	Shares of Common Stock	Percentage of Common Stock (1)
Roger Kwok Wing Fan — Chief Executive Officer and Chairman	11,261,250	56.31%

Ivy Sui Kuen Lam — President, Chief Operating Officer and Director	6,063,750	30.32%

Tony Ka Kin Chui — Chief Financial Officer	1,750	*

Hung Man To — Operation Director and Director	43,050	*

Mei Ling Szeto —Secretary	0	—

Virginia K. Sourlis (2) —Former Principal Executive Officer and Sole Director	300,000	1.50%

All executive officers and directors as a group (5 persons)	17,669,800	88.35%

* Represents less than 1%.

(1)
Applicable percentage of ownership is based on 20,000,000 shares of common stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)	Ms. Sourlis served as the President and sole Director of Freedom 3 from its inception until the consummation of the Exchange Agreement with Sound Worldwide Ltd. on October 25, 2007.

DESCRIPTION OF SECURITIES

General

Under our Certificate of Incorporation, we are authorized to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 are shares of common stock, par value $0.0001 per share, or Common Stock and 10,000,000 are preferred stock, par value $0.0001 per share, or Preferred Stock. As of the date hereof, 20,000,000 shares of our common stock are issued and outstanding, and there are approximately 63 holders of record of our Common Stock.

Common Stock

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

There is no active market for our common stock.

Currently, there is no active trading market for our common stock. Following the effectiveness of this registration statement, we intend to request that a broker-dealer/market maker submit an application to make a market for our common stock shares on the OTC Bulletin Board. There can be no assurance, however, that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market that may develop in the future for our common stock will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our common stock become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of our common stock on the OTC Bulletin Board may be jeopardized.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Certificate of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Delaware.

In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although there are no shares of preferred stock currently issued and outstanding and we have no present intention to issue any shares of preferred stock, no assurance can be given that it will not do so in the future.

 Dividend Policy

During the fiscal years ended March 31, 2006 and 2007, SWL paid aggregate dividends of $656,582 and $1,516,723, respectively, or approximately $13.13 and $30.33, respectively, for each share of common stock We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have a stock option plan in place nor are there any outstanding exercisable for shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The Sourlis Law Firm has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. The Sourlis Law Firm has consented to being named as an expert in the Company’s registration statement, of which this prospectus forms a part. The consent has been filed as an exhibit to the registration statement.

Dominic K.F. Chan & Co., our certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit reports. Dominic K. F. Chan & Co. has presented its report with respect to our audited financial statements. The report of Dominic K. F. Chan & Co. is included in reliance upon their authority as experts in accounting and auditing. Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we are required to indemnify an officer, director, or former officer or director, to the full extent permitted by the Delaware General Corporation Law, provided that the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the company. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ORGANIZATION WITHIN LAST FIVE YEARS

See “Certain Relationships and Related Transactions and Corporate Transactions.”

DESCRIPTION OF BUSINESS

Organizational History

On October 25, 2007, we merged with a reporting shell company, Freedom 3, Inc., or Freedom, a Delaware corporation. On such date, Freedom redeemed 100,000 shares of its common stock, which was all of its issued and outstanding common stock, from its then current stockholder in exchange for 300,000 shares of restricted common stock of the resultant issuer after the merger as per the redemption agreement. Freedom then sold one share of its common stock to SWL for $1.00. This resulted in SWL owning 100% of Freedom. SWL and Freedom then entered into a Share Exchange Agreement or the Exchange Agreement, dated October 25, 2007, pursuant to which each share of common stock and preferred stock of SWL was converted into 350 shares of Freedom’s common stock and one share of Freedom’s preferred stock, respectively and all of the issued and outstanding shares of SWL’s common stock were retired and cancelled. This resulted in the stockholders of SWL to become stockholders of Freedom. The previous stockholder of Freedom was then issued 300,000 shares of Freedom as agreed previously. The one share of Freedom’s common stock held by SWL was then cancelled and SWL sold one share of its common stock to Freedom, which resulted in Freedom owning 100% of SWL. Freedom then changed its name to Sound Worldwide Holdings, Inc.

Prior the exchange, Freedom was a reporting shell company with no operations and nominal assets.

The following summarizes the organizational history and location of our subsidiaries:

•	Sound Worldwide Limited, or SWL, was formed in July 1999 and it currently is the holding company for Asian Point Investment Limited and Best Allied Industrial Limited.

•	Best Allied Industrial Limited, or Best Allied, which has its production based in the Kwun Tong District of Hong Kong, was formed in April 1997.

•	Asian Point Investment Limited, or Asian Point, which leases Heyuan Yuenya Weaving Factory in Heyuan, Guangdong Province, was registered in June 1999.

Introduction to Freedom

SWL was introduced to Freedom by a group of businessmen. It was originated by Mr. Vincent Lau of International Professional Accountants Co. Ltd. of Hong Kong, or IPAC. IPAC has been providing accounting services to Sound Worldwide since the 1990. In 2005, Mr. Lau introduced Sound Worldwide to Mr. Alan Chan of Calgary, Alberta, Canada and indicated that Sound Worldwide wished to become a public company. Subsequently, Mr. Chan introduced Sound Worldwide to Mr. Larry Fortman of Oxford Group of Charlotte, North Carolina. Collectively, the three businessmen assisted Sound Worldwide throughout the whole process in becoming a public company. This included finding it a suitable reporting shell company in the U.S., helping it with its business plan, performing the necessary due diligence prior to introducing it to Freedom, negotiating a merger agreement with Freedom, and helping it throughout the merger process with Freedom.

For providing all of the above services, the group and their nominees were given an opportunity to acquire 2,000,000 shares of Sound Worldwide Holdings, Inc. at a cost of $0.0001 per share.  As well, the group is also to receive compensation for other services, such as accounting services, administration and reimbursement for traveling expenses.

Change in Fiscal Year

On December 21, 2007, the Board of Directors of the Company, by unanimous written consent, approved to change the Company’s fiscal year end from December 31st to March 31st, effective immediately. The Company’s Board of Directors made the decision because the Company conducts all of its business and operations through its wholly-owned subsidiary, SWL, and its two subsidiaries, Best Allied and Asian Point, each of which has fiscal years ending on March 31st. The Board of Directors of the Company believes it to be in the best interest of the Company to align its reporting cycle with the reporting cycle of SWL

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “Sound Worldwide” in this prospectus collectively refers to Sound Worldwide Holdings, Inc., its wholly-owned subsidiary, SWL, and SWL’s two subsidiaries, Asian Point and Best Allied.

Our Company

We are a holding company incorporated under the laws of Delaware. Through our wholly-owned subsidiary, SWL, and its two subsidiaries, Asian Point and Best Allied, we manufacture and sell denim fabrics and garments out of Hong Kong and China. Asian Point not only sells denim products to clients, but it also supplies material to Best Allied. We intend to continue our focus on the vertical integration of our operations.

SWL owns production plants in the Kwun Tong District of Hong Kong and in the city of Heyuan, in the Guangdong Province of China. Between the two operations of these production plants, we produce various types of denim fabric and garments. Additionally, SWL is a garment contractor for a number of well known brands such as GAP, Levis, ECKO and Giordano. Our products are sold to customers worldwide, with over 50% exported to the U.S. and the rest throughout Western Europe and other countries.

Business Objectives

Our business objective is to expand our market share by advanced production technology, effective cost control techniques, superior quality control system, strong marketing effort and excellent management experience.

Growth Strategy

To ensure steady growth and income earnings during the future development of the Company, we anticipate implementing the following plans:

Increasing Operations

We intend to acquire state-of-the art machinery which we believe will the increase our production and processing efficiency. We also plan on increasing the number of weaving machines from 50 sets to 100 sets to meet anticipated demand.

We also intend to create a marketing team for the purpose of attracting additional clients. The current channels that we have used to develop our business have been adequate, but we believe an internal marketing team could offer more opportunities, especially in Eastern Europe.

Vertical Integration

Our future plan also includes eventually controlling all of the steps in the production process, from the extraction of raw materials through the manufacture and sale of the final products, known as vertical integration. We believe that a vertically integrated company that controls all of the steps of production, from supplying the raw materials to manufacturing the finished product has a very strong competitive advantage. By being vertically integrated, we would not have to depend on outside entities to add value to our products. We would be able to manage the quality of its product throughout the whole process, which we believe would result in superior products at reasonable price points.

We believe that vertical integration can occur separately in each of our subsidiaries. In Asian Point, our textile manufacturing subsidiary, we believe can achieve upstream integration by acquiring a factory to prepare and size the yarn using a warp beam. When weaving with a loom, the vertical yarns are attached to a warp beam before weaving begins. With its own facilities, Asian Point can minimize average production costs of the textiles. Best Allied, our subsidiary which manufactures denim garments, could achieve downstream manufacturing by acquiring a finishing factory, which could wash and/or dye the garments. Finishing denim is labor intensive which entails a lot of the work to be done by hand. This ends up to be a large portion of the costs of the final product. Best Allied having its own internal finishing factory would help reduce the costs per unit, which would be expected to result in a higher profit margin.

Products and Production

The current machinery installed in our production plants provides flexibility and efficiency for the production processes. We are therefore able to adjust our production schedule in response to the demand of the market and customers, without incurring any significant additional costs or expenses.

Product Characteristics

We are able to provide a number of different types of denim fabrics through special procedures. In recent years, the denim clothing market has become even more fashionable and brand driven. Different denim fabrics are currently manufactured using pigment-dyed, stone-washed, and stretch-and-blend techniques, which produce more varieties of denim fabrics such as ring denim, stretch denim, cowboy corduroy and colored denim (e.g., yellow and green shades).

Production Line

Given that SWL manufactures denim fabrics and garments through Asian Point and Best Allied, respectively, it is essential to understand the production process of both these subsidiaries.

Asian Point:

The following is the “step-by-step” production process for Asian Point:

Step 1. Stored Yarn & Pre-weaving Preparation

In the initial stage, Asian Point purchases material and yarn. The raw materials are then made ready for the weaving process which is outsourced to an external company. This preparation occurs at an external sizing factory, which uses warp beams to prepare the yarn. All specifications for the denim are predetermined by Asian Point’s clients.

Step 2. Weaving

Once the process of sizing is finished, the semi-finished product is transported back to Asian Point for weaving.

Step 3. Inspection

Since Asian Point’s goal is to provide a high quality product, inspection is a very important step to ensure quality standards are met before storage. All denim is sent to the quality control department for inspection before it moves on to the next stage.

Step 4. Storage

The product, which is now ready for delivery, is then stored in the factory. Here clients have the chance to inspect the finished product before they take possession of the material.

Step 5. Retail

Most of the denim is sold to garment manufacturers, while some will end up in the retail sector.

Best Allied:

Once orders are received from a client, Best Allied’s production process begins with making a pattern on a computer, called automated marking, and then plotting full-size or scaled patterns and markers on the fabric. Meanwhile, purchases of raw material and inspection of raw material are performed in order to comply with the client’s specifications as well as desired quality. Once computer marking and plotting are done, the material then undergoes the process of inspection, cutting and sewing. Fusing and ironing are the finishing touches that are made before delivering the garments to the clients. The following depicts the “step-by-step” production process of Best Allied:

Step 1. Computer Marking
â
Step 2. Computer Plotting
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Step 3. Fabric Inspection
â
Step 4. Cutting
â
Step 5. Sewing
â
Step 6. Fusing
â
Step 7. Ironing

Quality Control and Assurance

We place significant focus on quality control throughout the entire production process. This is done to ensure the delivery of a consistently high quality finished product to the customer. Our main quality control procedures are outlined below.

1.  Inspection and testing of incoming materials

The quality of all raw materials, components, and spare parts that have been purchased are subject to sample inspections in order to ensure that they meet the requirements of China’s government, the industry and the client.

2. Inspection and testing of semi-finished products

Semi-finished products undergo inspection to ensure that they comply with specific technical requirements.

3. Final inspection and testing

Quality control procedures are also applied after both the textile and garment processes are finished to ensure that the color, weight, width and the characteristics of the processed denim fabrics and garments comply with the customer’s specifications before they are packaged and delivered to the customer. As a result of strict quality control procedures, we experience a minimal return rate on our fabrics and garments.

Significant Suppliers and Clients:

Best Allied’s largest customers accounted for approximately 52.9% of its net sales in fiscal 2007 and Asian Point’s largest customers accounted for approximately 28.2% of its net sales in fiscal 2007. We do not have any minimum purchase obligations or other contractual obligations with our suppliers.

Our significant suppliers and clients are:

Suppliers:

•	Nan Fung Textiles Ltd.

•	Central Textiles (H.K.) Ltd.

•	Tai Hing Cotton Mill Ltd.

Clients:

•	Lauren (Division of Polo Ralph Lauren Corporation)

•	Polo Children Wear

•	Liz Claiborne

•	American Eagle Outfitters

•	Abercrombie & Fitch

•	Rugby

Environmental and Production Safety Regulations on Production

Our production facilities are located in Hong Kong and the PRC and are subject to the environmental and production regulations of the PRC. The main pollutants resulting from production in the manufacturing factory of Asian Point are noise and dust particles to the surrounding areas. To tackle this problem, we have taken necessary measures during the setting up of our manufacturing plant to minimize the level of noise, so that it is aligned with the requirements of the applicable environmental laws and regulations. In addition, we carry out regular on-site environmental testing to ensure that our operations comply with regulatory requirements and standards. In regards to our production safety issues, we take strict measures that comply with the production safety regulations of the PRC and Hong Kong. Since our clients are highly regarded around the world, each client has already performed its own audit of our processes. These production audits ensure reasonable working conditions and an adherence to western labor laws.

Market Analysis

Demand for Textiles and Garments

The textile and garment industries have become a basic part of global economics. We believe that the demand for textiles and garments is sensitive to the expenditure behavior of consumers as well as the price point of products but that changes in income do not have any significant effects on consumers’ buying habits of denim products.

World Textile and Garment Demand

Over the past ten years, we believe that the textile and garment industries have played major part of global trade. Based on our experience in these industries, we be that although world spending on textiles and garments is significant, developed countries do not have the capacity to produce textile and garments to satisfy their demand. We believe that companies in developed countries, such as the U.S. and European countries, are able to satisfy their unmet demand for textiles and garments by importing these products from countries, such as China and Hong Kong, where production costs are relatively low.

China Textile and Garment Industry

The PRC is one of the world’s largest manufacturers of textiles and garments. According to the PRC’s industrial production figures for December 2006 as prepared by National Bureau of China, total production of textile products is as follow:

Item	Unit	Annual Production	% Change Year Over Year
Yarn	10 Thousand Tons	1,001	8.4
Cloth	100 Million Meters	462.37	8.2
Silk Fabric	10 Thousand Meters	781,573	9.6

Production and processing of fabrics have become one of the major businesses in the PRC. In 2006, the PRC’s total export of garments and clothing accessories amount to $81.2 billion, which represents a 7.1% increase from 2005. The textile yarn and fabrics exports totaled $58.4 billion in 2006, which represented a 7.9% increase from 2005.

According to “China Textile Industry Profile: 2006,” in the past, industrial traders in the PRC have mainly exported low to medium grade textiles and garments to Africa, South America and developed countries. This has changed in recent years. The industry has seen an increase in the demand for value added fabrics and textiles consisting of higher grade material.

Under the Tenth Five Year Plan covering 2001 to 2005, which was approved in the fourth meeting of the Ninth PRC National People’s Congress held on March 15, 2001, PRC authorities intended to further expand production levels and upgrade production standards within PRC textile industry.

Factors Contributing to the Development of PRC Textile industry:

•	Skilled and inexpensive labor;

•	Relatively low value of RMB compared to other currencies;

•	Inexpensive raw materials; and

•	Relatively low shipment costs.

Hong Kong Textile and Garment Industry

Since 1950, when Hong Kong first emerged as a manufacturing hub, its textile industry has grown steadily. Hong Kong’s textile industry serves not only the local clothing manufacturers, but also those on the Chinese mainland and other offshore production bases. Capitalizing on its experience in textiles manufacturing, many Hong Kong companies are also engaged in trading textiles. Hong Kong’s textiles industry is reputed as a supplier of quality dyed and printed fabrics. It is also a leader in cotton spinning, denim wearing, knit-to-shape panel knitting, and fine-gauge cotton knit manufacturing. According to the Hong Kong Trade Development Council’s article ‘Profiles of Hong Kong Major Manufacturing Industries’, (January 30, 2007), the textile industry has a total of 889 manufacturing establishments as of September 2006, 10,599 workers, or 7.2% of the local manufacturing workforce. The article also states that textiles industry is one of Hong Kong's major export earners, accounting for 3.1% of total domestic exports in 2006 and that Asia is the main destination for textiles produced in Hong Kong. Approximately 90% of Hong Kong’s textiles remain in the region. The articles further states, that Chinese mainland is the predominant export market, accounting for 70% of Hong Kong’s textile exports in 2006.

Marketing and Business Strategies

Marketing Strategies

China and Hong Kong exports are expected to continue to increase due to China’s entry into the WTO and Closer Economic Partnership Arrangement (“CEPA”) between China and Hong Kong. Since SWL’s main export targets are the United States and the European Union, China’s entry into the WTO has had a positive impact on its competitiveness against other competitors in these markets. Moreover, the CEPA between Hong Kong and China removes tariffs on Hong Kong products, which provides an opportunity for the Hong Kong garment and textile industry to develop its business in the PRC. We will take advantage of these opportunities to develop the Chinese and the world markets by implementing the following marketing strategies:

●
Continue to strengthen relationships with major downstream clients in the United States and Japan. We believe that this will ensure the stability of our sales and prestige when negotiating with new clients.

●	Expand our marketing team for the Eastern European market, including but not limited to Russia), which we believe has huge potential for textile and garment consumption.

●
Develop our marketing network with reputable trading companies, such as Li & Fung Trading Limited, which has a strong textile and garment sales network with international clients. We believe that this will help increase our sales and widen our geographical network.

●
Develop our own garment retailing network in China. Seeing as Hong Kong textile and garment products are favored by Chinese consumers, we believe that developing our own garment label and retailing network will enhance our profitability.

Business Strategies

Our short-term, mid-term and long-term strategies to implement our business plan are as follows:

Short-Term Strategies

We will take advantage of the opportunities provided by CEPA and trade liberalization of the WTO. In the short term, we intend to focus on increasing our competitiveness by expanding our business in China and Eastern Europe.

Different short-term strategies will be carried out in the Company’s subsidiaries.

Asian Point:

In order to achieve our goal of expanding our business and remain competitive, Asian Point intends to acquire more advanced machinery, reorganize human resources, and expand its marketing team. In the short term, we believe that this will allow Asian Point to minimize increasing production costs and enhance efficiency and profitability. Since the production of textiles is labor-intensive and there are signs of a possible labor shortage arising in the Guangdong Province, it is important for Asian Point to take the above-mentioned short term strategies. These strategies will not only ensure the stability and profitability of Asian Point, but also allow Asian Point to benefit from economies of scale. With trade liberalization factored by China’s entry into the WTO, Asian Point also intends to expand its marketing team to develop its overseas market.

Best Allied:

Best Allied intends to expand its Hong Kong garment manufacturing base and marketing team into China to capitalize on the opportunities provided by CEPA. Hong Kong garment manufacturers enjoy zero tariffs in the PRC. Best Allied intends to expand its production capacity and improving efficiency for the development of the China market. However, expanding production capacity and improving efficiency only ensures reaching the short-term goals of consolidating the competitiveness of Sound Worldwide but does not grow the company’s business. It is essential to develop a strong Chinese marketing team to facilitate the goal of expanding business in the PRC.

Mid-Term Strategies

Once our short term goals of enhancing efficiency and developing our marketing network are completed, we intend to focus on the vertical integration of our subsidiaries. We believe that we can further improve our profitability by taking advantage of upstream and downstream opportunities. Below summarizes our vertical integration strategies planned for our subsidiaries in the mid-term.

Asian Point:

In the mid-term, Asian Point will focus on upstream activities by acquiring a sizing factory and a shrinkage factory, which would be used to pre-shrink the denim. We believe that vertical integration of Asian Point will minimize production costs since Asian Point will not have to depend on outside suppliers. By controlling all aspects of production, issues such as product quality and delivery deadlines will no longer be a problem for Asian Point.

Best Allied:

Best Allied plans to focus its mid-term strategies on downstream operations. Best Allied has gained invaluable experience from manufacturing garments for many world renowned brands. Best Allied understands the latest trends and fashions set out by its clients. This understanding and experience has created a good foundation for training its designers to develop new garments to meet cutting edge demands. We intend for Best Allied to establish its design department during this stage to prepare for its long-term strategies.

Long-Term Strategies

Our long-term strategies are to further increase asset turnover and increase productivity. The long-term business strategies of our subsidiaries are as follows:

Asian Point:

We expect that Asian Point will develop an additional manufacturing base in XinTang, Guangdong Province, which it is a hub for wholesalers and buyers of denim products from all across China. Asian Point currently has extensive connections with buyers from various provinces around China. Once Asian Point has the capacity, we anticipate it to take the initiative and enlarge its production and sales network. It could go as far as expanding into retail outlets in XinTang, which serves as the center of the garment and textile industry in Guangdong province.

Best Allied:

We expect that Best Allied will create its own clothing label for overseas clients in Eastern Europe, which will serve as a testing ground. If the testing shows promise, we expect Best Allied to start promoting its label in the U.S. and European department stores. We anticipate Best Allied also developing a chain of fashion stores, which will cater to women, teenagers and children. Additionally, we also anticipate Best Allied creating a different label for the Chinese market. We believe that opportunities arising from CEPA and the ongoing garment consumption trends towards Hong Kong products give Best Allied’s products a competitive advantage against other foreign manufacturers. If Best Allied can leverage these advantages, we believe that it will lead to an enhanced sales network, higher inventory turnover, and greater profitability.

Staff and Structural Setup

We currently employ 200 persons, five of whom are part of management. Since SWL is the integration of a textile and garment companies, internal structural setup is simple and flexible. This make-up not only meets the current development needs of SWL, but also provides adequate room for future growth.

Employees

We currently employ 200 persons, five of whom are part of management.

We operate a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the plan are held separately from those of the Company by the trustees of the plan. We contribute 5% of the relevant payroll costs to the plan, which contribution is matched by employees. The contributions paid by the Company for the fiscal year ended March 31, 2007 and 2006 were $29,328 and $9,646, respectively.

Our employees are not represented by a labor union. We have not experienced work stoppages and consider our employee relations to be good.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located Superluck Industrial Centre, Flat K, 13/F (Phase 2), 57 Sha Tsui Road, Tsuen Wan, N.T. Hong Kong, China and our telephone number is (852) 2414-1831. We own production plants in the Kwun Tong District of Hong Kong and in the city of Heyuan, which is in the Guangdong Province of the PRC.

The following is a description of our properties:

Lessor	Location	Approximate Sq. Footage	Use
Best Allied (1)	7/F, DJ Building Hoi Bum Road Kwon Tong, Hong Kong	13,000 sq. ft.	Manufacturing and trading garments
Best Allied (2)	13/F, DJ Building Hoi Bum Road Kwon Tong, Hong Kong	2,000 sq. ft.	Storage
Asian Point (3)	Heyuan Foreign Economic Development Area 205 Heyuan Road Heyuan City, China	27,500 sq. ft.	Manufacturing and trading of denim fabrics

(1)	Best Allied rents this space pursuant to a lease with D.J. Ltd. for a period commencing on March 31, 2007 and expiring on March 31, 2009 for a monthly rent of $7,051.19.

(2)	Best Allied rents this space pursuant to a lease with D.J. Ltd. for a period commencing on March 31, 2007 and expiring on March 31, 2008 for a monthly rent of $923.07.

(3)	Asian Point rents this space pursuant to a lease with Heuyan Foreign Economic Development for a period commending on July 1, 1999 and expiring on June 30, 2008 for a monthly rent of $2,032.11.

In general, all facilities are in good condition and are operating at capacities that range from 80% to 100%. All facilities are leased under operating leases. In comparison to similar facilities in the area, we believe the terms of the lease are fair, and the monthly lease rate is at or below the cost for comparable space.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

We are required by the Delaware General Corporation Law (DGCL) to maintain a resident agent in the State of Delaware. Our resident agent for this purpose is Isaac L. Muller, The Incorporator, Inc. located at 20 Robert Pitt Drive, Suite 214, Monsey, New York 10952. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Delaware in the manner provided under the DGCL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Historical Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “Sound Worldwide” in this prospectus collectively refers to the Company, Sound Worldwide and its subsidiaries: Asian Point and Best Allied.

Overview

Business Operations

We are a holding company formed in the state of Delaware. On October 25, 2007, we merged with a registered shell company, Freedom 3, Inc., or Freedom, a Delaware corporation.

Through our wholly-owned subsidiary, Sound Worldwide Limited, or Sound Worldwide or SWL, a British Virgins Island corporation, and its two subsidiaries, we manufacture and sell denim fabrics and garments from our facilities in Hong Kong and China. SWL’s two subsidiaries are Asian Point Investment Limited, or Asian Point, and Best Allied Industrial Limited, or Best Allied.

Asian Point is based in a 27,500 square foot production plant located in the city of Heyuan, which is in the Guangdong Province of the People’s Republic of China, or PRC or China, and is engaged the production of denim fabric for clients and for Best Allied.

Best Allied is based in a 13,000 square foot production plant located in the Kwun Tong District of Hong Kong and is engaged in the production of garment products. We intend to continue our focus on the vertical integration of our operations.

Through our subsidiaries, Sound Worldwide is able to produce various types of fabric and garment products. Additionally, Sound Worldwide is a garment contractor for a number of well known brands such as GAP, Levis, ECKO, and Giordano. The Company’s products are sold to customers worldwide, with over 50% exported to the U.S. marketplace and the rest throughout Western Europe and other countries. Sound Worldwide has been devoting resources to enhance its fabric and garment production technology, capacity, efficiency, and flexibility. This is intended to help Sound Worldwide to meet the perceived increasing and changing demand of the textile and garment market.

Our Subsidiaries’ Organizational History

The following summarizes the organizational history:

•	SWL was formed in July 1999.
•	Best Allied was formed in April 1997.
•	Asian Point was registered in China in June 1999.

Business Objective

Our business objective is to become a cost-effective denim fabric and garment manufacturer with high quality, competitive prices, a comprehensive product range and eventually expand the market share by advanced production technology, effective cost control techniques, superior quality control system, strong marketing effort and excellent management experience.

Market Forecast1

Whereas it is expected that world spending on textiles and garments will continue to increase by 4% to 5% per year due to the economic growth of developed countries, the industry expects textile and garment exports from China and Hong Kong will increase by more than 5% per year.

China:

China enters Word Trade Organization (WTO)

Due to PRC’s entry into the WTO in December 2001, the average tariff rates on imported textiles have dropped from approximately 22% - 25 % pre-WTO entry to approximately 14% -16% in 2005. Pursuant to the Agreement on Textile and Clothing (ATC) implemented under the WTO, the historic quota system imposed by other counties on the importing of PRC textile products on select product categories has been phased out in 2005. This is expected to continue to boost the textile processing and manufacturing volumes in the PRC as well as the export of clothing manufactured in the PRC.

Hong Kong:

Benefits from China’s entry to WTO

The complete removal of quotas worldwide under the ATC has and is expected to speed up the rationalization of globalize clothing manufacturing. Clothing production in the Asian region is set to expand. As such, Hong Kong’s textiles export to other Asian markets, particularly the PRC, is anticipated to increase in the future. China’s entry into the WTO is widely believed to offer good opportunities for Hong Kong’s textiles industry. Quota elimination on imports of China-origin textiles from trade liberalization encourages Hong Kong manufacturers to shift more of their production to the mainland, thereby enhancing their cost competitiveness. On the other hand, China’s commitment to further opens its domestic market facilitates Hong Kong’s textiles manufacturers and traders contemplating or expanding sales in the Chinese market. Together with steady improvements in the general living standard in the PRC, it is anticipated that demand for foreign made clothing will increase in the PRC market.

1 Source: CEPA-A Survey of Garment Shoppers in Southern, Central and Western China, 2004 and CEPA- A Survey of Garment Shoppers in Eastern and Northern China, 2004.

Closer Economic Partnership Agreement (CEPA)

The Mainland and Hong Kong Closer Economic Partnership Arrangement (CEPA) was brought into effect in June 2003. A total of 50 Hong Kong-made textile items, subject to the CEPA’s rules of origin, enjoy duty-free access to the Chinese mainland as of January 1, 2004, whereas non-Hong Kong made counterparts will remain subject to tariffs ranging from 5 to 18.7%. Eligible items include products under HS codes defined by the Mainland Customs. In 2006, Hong Kong’s domestic exports of these eligible items to the mainland amounted to about $464 million.

Chinese textile and garment consumption trend towards Hong Kong products

According to a survey taken by Hong Kong Trade Development Council on consumption trend of textile and garment in China, the result concluded that Chinese consumers have a strong desire for Hong Kong textile and garment products. Seeing that the average spending on textile and garment products is $406.50 per person in the PRC.

Industry Trends

China2

China's textile industry has returned to a regular growth after the period of high-speed growth which followed the country's entry into the World Trade Organization (WTO). According to the latest statistics jointly issued by the Industry Department and the Statistics Centre of the China National Textile and Apparel Council (CNTAC), in the nine months ended December 31, 2007 versus the same period ended December 31, 2006, the operation of China's textile industry demonstrated steady growth of production, slower export growth and change of growth method, import volume reduction.

Several factors influenced the operations of the industry. Firstly, the growing demand in China and abroad. In 2007, the demand on the international market is steady; developing countries in Asia and Africa have become the new engine for the increase in the textile industry's export. Statistics show that China is export to the United States increased 27.11% in the nine months ended December 31, 2007 versus the same period in 2006; that to the 25 countries of the EU, up 26.67%; Japan, up 4.11%; and that to African countries increased rapidly to 38.55% and 40.1%, respectively, contributing 25% to the country's export growth. At the same time, the domestic demand remained strong. The output value for domestic sales of large textile enterprises accounted for 74.86% of the total industrial sales output value, 17.3% higher than that in the same period of last year.

Secondly, the adjustment and upgrading of industrial structure have started taking effect. China's textile industry has achieved consistent improvement of equipment in the nine months in 2007 versus the same period in 2006. Its total import of textile machinery and parts reached US$3.172 billion in January-August, rising 21.81% year over year. The per capita labor productivity of large textile enterprises rose 22% year over year.

Hong Kong3

According to the Hong Kong Trade Development Council’s article ‘Profiles of Hong Kong Major Manufacturing Industries’, (January 30, 2007), in recent years, with rising production costs inflated in part by stringent environmental regulations, Hong Kong's textiles manufacturers have established offshore production facilities in low-cost countries, particularly on the Chinese mainland and in Southeast Asian countries. A few companies have also set up offshore production in Latin America, including Mexico, to take advantage of preferential treatments allowed by trade agreements between these countries and their trading partners, typically the US.

2 Source: tdctrade.com article, “Textile Industry’s Growth Steady in 1st Three Quarters,” (December 3, 2007)
3 Source: Hong Kong Trade Development Council’s article ‘Profiles of Hong Kong Major Manufacturing Industries’, (January 30, 2007),

In the face of fierce competition in the global market, Hong Kong's textiles industry is moving up-market to supply sophisticated textile products with original designs. Today, the operation of the textiles industry in Hong Kong is focused on higher value-added activities such as sales and marketing, quality control, designs and development while offshore plants are specialized in lower value-added operations.

The textiles industry has invested heavily in capital-intensive and advanced machinery to keep up with the latest technology know-how. Advanced production technologies are sourced mostly from vendors from Germany, Switzerland and Japan. Modern machinery has been widely adopted by local manufacturers. As such, Hong Kong textiles manufacturers are able to offer a wide range of fibers and fabrics to clients.

Product Trends4

Cotton remains the preferred fiber for most consumers. Europeans, in particular, are enthusiastic about the environmentally friendly properties of biodegradable natural fibers. Consumers also tend to buy more manmade fiber fabrics, particularly polyester and polyester blends. The growth in demand for polyester is partly due to the technical improvements achieved over the last few years, particularly in respect of moisture absorption.

In addition, innovative new fibers and fabrics have buoyed demand in many different areas. The successful fabrics which appear to have answered the needs of consumers include the wrinkle-free, water-resistant, more washable, soft-stretch fabrics and environmental friendly. For example, cellulosic fibers, including viscose, lyocell and acetate, have gained greater popularity.

Microfibers have been getting more and more attention. The major benefits of textile products made of microfibers are its light in weight and superior performance in keeping warm. In the field of furnishings, microfibers are more often used in the area of decorative fabrics and drapery.

Additional Challenges

The following are additional challenges facing our company:

•	Signs of a labor shortage in Guangdong Province

In the last few years, there have been signs of a labor shortage in the Guangdong Province in the PRC due to the rapid development of other parts of China. Due to the fact that textile and garment manufacturing is relatively labor intensive, a shortage of labor could cause an increase in production costs and weaken our profitability.

•	Appreciation of the Renminbi (RMB) versus the U.S. Dollar

Other than increasing production costs in China, the appreciation of the RMB, the currency of mainland China, against foreign currencies, mainly the U.S. Dollar, could harm the competitiveness of China-made textile and garment products. The U.S. Dollar has been currently depreciating against the RMB and other foreign currencies, making it more expensive for U.S. importers of foreign goods. As the value of the RMB increases against other currencies of major exporting partners, buyers would turn to other countries to manufacture lower priced products.

4 Source: Hong Kong Trade Development Council’s article ‘Profiles of Hong Kong Major Manufacturing Industries’, (January 30, 2007),

Strengths, Weakness, Opportunities and Threats (SWOT) Analysis and Control Policies

SWOT Analysis

We believe our Strengths, Weaknesses, Opportunities and Targets (SWOT) are the following::

Strengths:

•	Advanced production facilities:

Our newly acquired weaving machinery and technology for production meet market standards.

•	Experienced management team:

We employ a professional management team with substantial experience in the denim fabrics industry, particularly in terms of applying advanced technology to improve product quality and production efficiency.

•	Excellent quality of product with a good reputation:

We believe we maintain an excellent quality of product in order to uphold our reputation amongst our globally recognized name brands and clients. Our quality control standards have always been strictly enforced.

•	Solid distribution network:

We have maintained solid relationships with many large suppliers, buyers and direct users around the world. Our sales are largely based on its enduring business foundation.

We are a holding company formed in the state of Delaware. On October 25, 2007, we merged with a registered shell company, Freedom 3, Inc., or Freedom, a Delaware corporation.

Through our wholly-owned subsidiary, Sound Worldwide Limited, or Sound Worldwide or SWL, a British Virgins Island corporation, and its two subsidiaries, we manufacture and sell denim fabrics and garments from our facilities in Hong Kong and China. SWL’s two subsidiaries are Asian Point, and Best Allied.

Asian Point is based in a 27,500 square foot production plant located in the city of Heyuan, which is in the Guangdong Province of the People’s Republic of China, or PRC or China, and is engaged the production of denim fabric for clients and for Best Allied.

Best Allied is based in a 13,000 square foot production plant located in the Kwun Tong District of Hong Kong and is engaged in the production of garment products. We intend to continue our focus on the vertical integration of our operations.

Through our subsidiaries, Sound Worldwide is able to produce various types of fabric and garment products. Additionally, Sound Worldwide is a garment contractor for a number of well known brands such as GAP, Levis, ECKO, and Giordano. The Company’s products are sold to customers worldwide, with over 50% exported to the U.S. marketplace and the rest throughout Western Europe and other countries. Sound Worldwide has been devoting resources to enhance its fabric and garment production technology, capacity, efficiency, and flexibility. This is intended to help Sound Worldwide to meet the perceived increasing and changing demand of the textile and garment market.

Weaknesses:

•	Non-diversified geographical marketing:

Although have a number of well known clients, sales of our products is limited to the U.S., Western Europe and Japan. We believe we need to diversify our sales to different geographic locations so that fluctuation in sales will be minimized. These fluctuations are generally caused by economic downturns and a change in preferences for garments and textiles.

•	Insufficient production backup:

Our production chain, from raw materials to textiles and garments, requires separated production backups of weaving (sizing factories) and shrinking (shrinkage factories). Currently, we out-source these operations to our affiliates. Future concerns regarding stability in production timing and quality control may not allow us to operate at our full potential.

Opportunities:

•	China entry to WTO

Following China’s entry into the WTO, average tariff rates on imported textiles have dropped from approximately 22%-25 % pre-WTO entry to approximately 14% - 16% in 2005. Eventually, these tariffs will be eliminated sometime in the future. Moreover, the Agreement on Textile and Clothing (ATC) implemented under the WTO in 2005 phased out the historic quota system imposed by other counties on the importing of certain PRC textile products. This is expected to continue to boost textile processing and manufacturing volumes in the PRC.

•	Opportunities of CEPA

The PRC and Hong Kong Closer Economic Partnership Arrangement (CEPA) was concluded in June 2003. Subject to the CEPA’s rules of origin, Hong Kong products have enjoyed duty-free access to the Chinese mainland since January 2004, whereas non-Hong Kong made counterparts have remained subject to tariffs ranging from 5%-18.7%. This has provided a comparative advantage to our products against foreign-made textiles and garments.

Policies

In order to mitigate any damages to the future prospects of the Company, which may result from the industry and product trends and other threats and weaknesses previously outlined, we intend to implement the following policies:

•	Expand the sales and marketing teams in order to develop Eastern European markets. We believe that this should allow product sales to diversify into different geographical areas.

•
Acquiring more advanced equipment to transform our operations from labor-intensive to capital intensive. This should not only allow us to avoid the effects of increased production costs caused by lack of labor, but also enhance the efficiency of production.

•	Vertical integration to provide stability as well as improve our profitability by reducing our margins.

•	We anticipate putting in place currency hedging strategy so that fluctuations in the RMB or U.S. dollar should not have a significant effect on our profitability.

We believe that the above-mentioned control policies, to a large extent, should minimize the volatility of the threats and weaknesses encountered by SWL. However, to the extent consumers replace, rather than supplement, their purchases of garments made from cotton fibers with synthetic fibers, we will be further pressured to decrease our margins in order to be profitable.

Revenue Recognition Policies

We recognize revenue when goods are delivered and the customer takes ownership and assumes risk of loss, collections of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

Critical Accounting Policies

The Company’s consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company’s consolidated financial statements.

Revenue recognition

The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. These criteria are usually met at the time of product shipment. The Company does not recognize revenue until all customer acceptance requirements have been met and no significant obligations remain, when applicable. Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement. Shipping documents are used to verify product delivery. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess the collectibility of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances. Normally, we do not accept any product returns and according to our records, the returns are immaterial.

Trade accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. Asian Point and Best Allied extend unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. They do not accrue interest on trade accounts receivable.

Inventory

Inventories, which primarily consist of yarns, denim fabrics, garments and other textile materials and products, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Write down of potentially obsolete or slow-moving inventory is recorded based on management’s assumptions about future demand and market conditions.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent accounting pronouncements

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No 159). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The Group is required to adopt SFAS No 159 beginning on January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. Although the Group will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s consolidated financial statements.

Basis of Presentation

Prior to its merger with SWL on October 25, 2007, Freedom was a reporting shell company with no operations and nominal operations. The sole founder and stockholder of Freedom funded Freedom’s pre-merger operations from such stockholder’s personal funds. Therefore, the Results of Operations in this MD&A for the fiscal years ended March 31, 2007 and March 31, 2006 and the three and nine months ended December 31, 2007 and 2006 (pro forma) reflect the consolidated business assets and operations of Sound Worldwide. We believe such information is beneficial to potential investors in order to allow them to make an informed investment decision in our common stock.

Results Of Operations for The Three And Nine Month Periods Ended December 31, 2007 Compared to Three And Nine Month Periods Ended December 31, 2006, Respectively.

Revenues

Our revenues decreased by $710,849, or 25.47%, from $2,791,444 in the three months ended December 31, 2006 to $2,080,595 for the corresponding period in 2007. For the nine months ended December 31, 2007 our revenues decreased by $2,592,705, or 23.35%, from $11,101,888 in 2006 to $8,509,183 in 2007. These decreases were mainly attributable to more high-valued customer orders received in the nine months ended December 31, 2007 when compared to 2006, in which longer manufacturing lead time was required. That resulted in a smaller amount of revenue be recorded in the three and nine months ended December 31, 2007 compared to the three and nine months ended December 31, 2006.

Cost of Revenues

For the quarter ended December 31, 2007, our total cost of revenues decreased by $418,473, or 16.17%, to $2,168,462 from $2,586,935 for the corresponding period in 2006. Our total cost of revenues decreased by $1,869,039, or 19.60%, from $9,536,935 to $7,667,896 in the nine months ended December 31, 2006 and 2007, respectively. This decrease was primarily due to less revenue amount recorded.

Gross Profit

Our gross profit decreased by $292,376 ,or 142.96%, from $204,509 in the three months ended December 31, 2006 to ($87,867) for the corresponding period in 2007. For the nine months ended December 31 2007, our gross profit decreased by $723,666, or 46.24%, from $1,564,953 in 2006 to $841,287 in 2007. The decreases in gross profit were due to decreases in revenues for the corresponding periods.

Operating Expenses

Our total operating expenses (selling, general & accounting expenses (SG&A)) for the quarter ended December 31, 2007 increased by $133,939 or 61.94%, to $350,171 from $216,232 for the quarter ended December 31, 2006. For the nine months ended December 31, 2007, our total operating expenses increased by $121,956, or 12.46%, to $1,101,005 from $979,049 for the nine months ended December 31, 2006. These increases were primarily staff related costs, freight and delivery charges, and other selling and general administrative expenses.

Other Income

Our other income, mainly consisting of commission and handling income, for the quarter ended December 31, 2007 and 2006 were $66,496 and $74,169, respectively. For the nine months ended December 31 2007, our other income decreased by $76,521, or 35.19%, from $217,443 in 2006 to $140,922 in 2007. The decrease was primarily due to the decrease in provision of handling services.

(Loss)/Income from Operations

Our (loss)/income from operations for the quarter ended December 31, 2007 and 2006 were ($371,542) and $62,446, respectively. Our (loss)/income from operations for the nine months ended December 31, 2007 and 2006 were ($118,796) and $803,347 respectively. These decreases were primarily due to the decrease in revenue amount and higher operating expenses.

Interest Expense

Interest expense increased from $15,364 to $25,638 for three month periods ended December 31, 2007 and 2006, respectively. For the nine months ended December 31 2007, our interest expense increased by $3,911, or 5.23%, from $74,694 in 2006 to $78,605 in 2007. These increases were due to the increase in average bank borrowing balances.

Net (Loss)/Income

We had net loss of $397,180 for the quarter ended December 31, 2007 as compared to net income of $47,082 for the corresponding period ended December 31, 2006. Our net loss for the nine months ended December 31, 2007 was $197,401 and net income for the corresponding period was $776,433. These decreases were due to decreases in income from operations and increased operating expenses for the three and nine months ended December 31, 2007 compared to the three and nine month periods ended December 31, 2006, respectively.

Accounts Receivable

Accounts receivable which typically operates within a one-month cycle, increased from $674,580 as of March 31, 2007 to $742,200 as of December 31, 2007.

Current Liabilities

Total current liabilities, consisting of accounts payable, bank and other borrowings, amount due to related parties and accrued expenses and other liabilities, increased from $1,240,235 as of March 31, 2007 to $1,819,010 as of December 31, 2007. This increase was contributed by the increase in accounts payable and bank borrowings.

Accounts Payable

Accounts payable, which typically operates on a two to three-week cycle, increased from $277,574 as of March 31, 2007 to $440,061 as of December 31, 2007. The increase was mainly due to delay in receiving payment from some clients.

Bank and Other Borrowings

Bank and other borrowing, which consist of bank overdrafts, short-term loans, other borrowings, long-term bank loans, increased from $583,983 as of March 31, 2007 to $932,228 as of December 31, 2007. This increase was primarily due to an increase in short-term loans.

Amounts Due to Related Parties

Amounts due to related parties decreased from $68,330 as of March 31, 2007 to $0 as of December 31, 2007. Amounts due to related parties are comprised of expenses paid by the Roger, K.W. Fan, the Company’s Chief Executive Officer, on behalf of the Company and for the management consultancy services rendered by Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Fan. The amounts due to related parties were interest free and had no fixed date of repayment.

 Accrued Expenses and Other Liabilities

Accrued expenses went from an amount owing of $310,348 as of March 31, 2007 to $446,721 as of December 31, 2007. Accrued expenses consist of legal and professional fees, accrued staff related costs and other accruals and liabilities. The increase was primarily due to the cost involved in the acquisition of Freedom 3.

Liquidity and Capital Resources

Prior to the merger with SWL on October 25, 2007, Freedom was a reporting shell company with no operations and nominal operations. For accounting purposes, we treated our acquisition of SWL as a recapitalization of our company. As a result, we treat the historical financial information of SWL as our historical financial information. The sole founder and stockholder of Freedom funded Freedom’s pre-merger operations from such stockholder’s personal funds.

Our primary liquidity and capital resource needs are to finance the costs of our operations and to make capital expenditures. To date, we have financed our business operations through our banking facility and loans from officers and directors. We believe we will have adequate liquidity through the next twelve months to operate our business and to meet our cash requirements.

Comparison of Liquidity for the Nine Months Ended December 31, 2007 and 2006

As of December 31, 2007, we had cash of $161,741, current assets of $1,625,573 and current liabilities of $1,819,010. Our working capital as of December 31, 2007 is $(193,437).

Net cash used in operating activities totaled $292,761 for the nine month period ended December 31, 2007, which was a decrease from the net cash provided by operating activities, which totaled $936,073 for the nine month period ended December 31, 2006. This change is primarily attributable to an increase in inventory level in order to meet the expected demand of products.

Net cash used in investing activities totaled $12,561 for the nine month period ended December 31, 2007, which was a decrease for the net cash provided by investing activities, which totaled $207,450 for the nine month period ended December 31, 2006. The change is due to the proceeds we received from the sale of equipment in 2006.

Net cash provided by financing activities totaled $327,856 for the nine month period ended December 31, 2007, as compared to net cash used in financing activities totaled $850,533 for the nine month period ended December 31, 2006. The increase in net cash provided by financing activities is mainly attributable by the additional bank borrowings for the first nine months of 2007 when compared to the same period of 2006.

Comparison of Results of Operations for the Fiscal Years Ended March 31, 2007 and 2006

Revenues

We had total revenues of $14,840,870 for the fiscal year ended March 31, 2007, which was an increase compared to $14,728,655 for the fiscal year ended March 31, 2006.

Cost of Revenues

Our total cost of revenues decreased from $12,271,485 to $12,017,879 in the fiscal years ended March 31, 2006 and 2007, respectively. This decrease was primarily due to larger purchase discounts obtained from suppliers as a result of bulk purchases made during 2007 to meet an expected increase in customer demand.

Gross Profit

Gross profit as a percentage of revenue for the fiscal year ended March 31, 2007 and 2006 were approximately 19.02%, or $2,822,991 and approximately 16.68%, or $2,457,170, respectively. The increase in the gross margin was due to the decrease in cost of revenues and the change in product mix.

Operating Expenses

Our total operating expenses for the fiscal years ended March 31, 2007 and 2006 were $1,468,467 and $1,789,632, respectively. This decrease was primarily due to a decrease in Selling, General and Administrative expenses. The principal components of operating expenses are staff related costs, freight and delivery charges, and other selling and general administrative expenses. The decrease from fiscal 2006 to 2007 was primarily due to the decrease in freight and delivery charges of approximately $110,000, and the decrease in general administrative expenses of approximately $100,000. The decrease in operating expenses was also contributed by a bad debt provision of $98,116 made in the year of 2006, whereas no such provision was made in the year of 2007.

Other Income

Our other income, mainly consisting of commission and handling income, for the fiscal years ended March 31, 2007 and 2006 were $282,013 and $422,322, respectively. This decrease was primarily due to the decrease in provision of handling services.

Income from Operations

Our income from operations for the fiscal years ended March 31, 2007 and 2006 were $1,636,537 and $1,089,860, respectively. This increase was primarily attributable to the increase in gross margin and the decrease in operating expenses.

Other non-operating income

Other non-operating income of $50,569 for the year ended March 31, 2007 represented gain on disposal of property and equipment.

Depreciation

Depreciation expense for office units, machinery, furniture equipment and motor vehicles, decreased for the fiscal year period ended March 31, 2007 to $142,209 from $198,153 for the same period in 2006. This decrease in depreciation expense was mainly due to a decrease in the value of machinery from $3,245,627 for the fiscal year ended March 31, 2006 to $2,263,343 for the fiscal year ended March 31, 2007.

Interest Expense

Interest expense, net, increased for the fiscal year ended March 31, 2007 to $86,120 from $56,219 for the fiscal year ended March 31, 2006. This increase was due to the increase in average bank borrowing balances.

Interest Income

Interest income decreased from $257 for the fiscal year ended March 31, 2006 to $0 for the fiscal year ended March 31, 2007. The decrease was mainly due to the decrease in average bank deposit balances.

Net Income

We had net income of $1,579,341 for the fiscal year ended March 31, 2007 as compared to net income of $1,033,898 for the fiscal year ended March 31, 2006. This increase was due to an increase in income from operations and other non-operating income.

Accounts Receivable

Accounts receivable which typically operates within a one-month cycle, decreased from $1,125,613 as of March 31, 2006 to $674,580 as of March 31, 2007. This decrease was primarily due to better control in debt collection procedures. Debtor turnover improved from 28 days for the year ended March 31, 2006 to 17 days for the same period of 2007

Current Liabilities

Total current liabilities, consisting of accounts payable, bank and other borrowings, amounts due to related parties and accrued expenses and other liabilities, decreased from $3,216,515 as of March 31, 2006 to $1,240,235 as of March 31, 2007. This decrease was primarily contributed by the decrease in bank borrowings, amounts due to related parties, and accounts payable balances of $759,571, $785,440 and $408,713, respectively.

Accounts Payable

Accounts payable, which typically operates on a two to three-week cycle, decreased from $686,287 as of March 31, 2006 to $277,574 as of March 31, 2007. This decrease was primarily because more creditor payments were made near fiscal year end of 2007 when compared to 2006.

Bank and Other Borrowings

Bank and other borrowing, which consist of bank overdrafts, short-term loans, other borrowings, long-term bank loans, decreased from $1,343,554 as of March 31, 2006 to $583,983 as of March 31, 2007. This decrease was primarily due to a decrease in short-term loans from $1,070,717 as of March 31, 2006 to $478,785 as of March 31, 2007.

Banking Facilities:

At March 31, 2007, our banking facilities consisting of bank loans and other credit facilities were $2,792,697, of which $598,376 has been drawn down and $2,194,321 remains available. Bank loans were $601,507 at March 31, 2007, of which $105,663 has been drawn down and $495,844 remains available. Other credit facilities were $2,191,190 at March 31, 2007, of which $492,713 has been drawn down and $1,698,477 remains available. Below is a summary of Best Allied and Asian Point’s banking facilities.

Corporate Tax Loan of $38,460 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed January 6, 2006 and Guaranteed by Ms. Lam Siu Kuen. Interest is charged at prime and the loan must be repaid monthly, within 12 months. The loan was completely repaid as of February, 2007.

Installment loan of $162,814 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on January 5, 2006 and its purpose is solely for financing the acquisition of the property located at Unit C, 4/F, Yip Win Factory Building, 10 Tsun Yip Lane, Kowloon. The loan is guaranteed by the property and Ms. Lam Siu Kuen. Interest is set at 0.75% below prime and the loan must be repaid monthly, within 120 months. The loan was completely repaid as of July, 2006.

Overdraft facility of $192,300 and revolving trading facility of $769,200 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on February 7, 2005. The overdraft facility has an interest rate 1% above prime, while the trading facility has an interest rate 0.5% above prime. Both credit facilities are guaranteed by Ms. Lam Siu Kuen.

Revolving trading facility of $487,160 between Asian Point and ICBC Asia. This agreement was signed on June 26, 2006. The trading facility has an interest rate of prime or prevailing funding cost, whichever is higher, plus 0.5%. The revolving trading facility is guaranteed the personal assets of Mr. Roger K. W. Fan and Ms. Mei Ling Szeto.

Amounts Due to Related Parties

Amounts due to related parties decreased from $853,770 as of March 31, 2006 to $68,330 as of March 31, 2007. Included was an amount of $739,848 and $22,257 as of March 31, 2006 and 2007, respectively, represented amount due to the chief executive officer of the Company. The balance represents the expenses paid by the chief executive officer on behalf of the Company. The remaining balance of $113,922 and $46,073 as of March 31, 2006 and 2007, respectively, represented a payable for the management consultancy services rendered by Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman. The balance of the amounts due to related parties was interest free and had no fixed date of repayment.

 Accrued Expenses and Other Liabilities

Accrued expenses decreased from $332,904 as of March 31, 2006 to $310,348 as of March 31, 2007. Accrued expenses consist of legal and professional fees, accrued staff related costs and other accruals and liabilities. Legal and professional fees increased from $4,083 as of March 31, 2006 to $4,477 as of March 31, 2007. Accrued and staff related costs decreased from $161,320 as of March 31, 2006 to $122,042 as of March 31, 2007. Other accruals and liabilities increased from $167,501 to $183,829. Other accruals and liabilities consist of payables on general administrative and selling expenses and the increase from fiscal 2006 to 2007 was primarily due to the differences on timing for balance payments.

Liquidity and Capital Resources

Prior to the merger with SWL on October 25, 2007, Freedom was a reporting shell company with no operations and nominal operations. For accounting purposes, we treated our acquisition of SWL as a recapitalization of our company. As a result, we treat the historical financial information of SWL as our historical financial information. The sole founder and stockholder of Freedom funded Freedom’s pre-merger operations from such stockholder’s personal funds.

Our primary liquidity and capital resource needs are to finance the costs of our operations and to make capital expenditures. To date, we have financed our business operations through our banking facility and loans from officers and directors. We believe we will have adequate liquidity through the next twelve months to operate our business and to meet our cash requirements.

Comparison of Liquidity for the Fiscal Years Ended March 31, 2007 and 2006

Net provided in operating activities totaled $1,335,719 for the year ended March 31, 2007, which was an increase from the net cash used by operating activities, which totaled $970,698 for the year ended March 31, 2006. This change is primarily attributable to a decrease in accounts receivable balance and inventory level.

Net cash provided in investing activities totaled $1,011,147 for the year ended March 31, 2007, which was a $558,430 for the year ended March 31, 2006. The difference is due to the fact that we spent less on the purchase of new equipment and property in 2007. We also sold more equipment in 2007 compared to 2006.

Net cash used in financing activities totaled $2,242,005 for year ended March 31, 2007, as compared to $424,060 provided by financing activities for the year ended March 31, 2006. The increase in net cash used in financing activities for the year ended March 31, 2007 was due to a net repayment of bank borrowings of $725,432 whereas there was a net proceeds from bank borrowings of $1,080,642 for the year ended March 31, 2006. In addition, we paid dividend of $1,516,573 and $656,582 for the year ended March 31, 2007 and 2006, respectively.

Cash Sources:

Banking Facilities:

At December 31, 2007, our banking facilities consisting of bank loans and other credit facilities were $2,637,514, of which $916,881 has been drawn down and $1,720,633 remains available. Below is a summary of Best Allied and Asian Point’s banking facilities:

•
Corporate Tax Loan of $115,408 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on December 17, 2007 and guaranteed by Ms. Lam Siu Kuen. Interest is charged at 0.5% below prime and the loan must be repaid monthly, within 12 months. As of December 31, 2007, the whole amount of the loan has been drawn down.

•
Installment loan of $162,814 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on January 5, 2006 and its purpose is solely for financing the acquisition of the property located at Unit C, 4/F, Yip Win Factory Building, 10 Tsun Yip Lane, Kowloon. The loan is guaranteed by the property and Ms. Lam Siu Kuen. Interest is set at 0.75% below prime and the loan must be repaid monthly, within 120 months. The loan was completely repaid as of July, 2006.

•
Overdraft facility of $192,300 and revolving trading facility of $1,679,832 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on February 7, 2005. The overdraft facility has an interest rate 1% above prime, while the trading facility has an interest rate 0.5% above prime. Both credit facilities are guaranteed by Ms. Lam Siu Kuen. As of December 31, 2007 $370,612 has been drawn down and $1,501,520 remains available.

•
Revolving trading facility of $487,160 between Asian Point and ICBC Asia. This agreement was signed on June 26, 2006. The trading facility has an interest rate of prime or prevailing funding cost, whichever is higher, plus 0.5%. The revolving trading facility is guaranteed by the personal assets of Mr. Roger K. W. Fan and Ms. Mei Ling Szeto. As of December 31, 2007 $430,861 has been drawn down and $56,299 remains available.

Loans from Related Parties:

At March 31, 2006, $739,848 was due to Mr. Roger K.W. Fan, our Chief Executive Officer. This amount represented expenses paid by Mr. Roger K.W. Fan on behalf of SWL. This amount was treated as an interest free loan with no fixed date of repayment between Mr. Roger K.W. Fan, the lender, and SWL, the borrower. At March 31, 2007, the amount due to Mr. Roger K.W. Fan decrease from $739,848 to $22,257. As of September 30, 2007 the loan has been completely repaid, with $0 due to Mr. Roger K.W. Fan.

Impact of Inflation and Changing Prices

We were not impacted by inflation during the past two fiscal years in any material respect. Interest rate hikes have increased the rental cost of our vault cash. As the interest rates increase and vault cash costs increase, this will have a less favorable impact on our income.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located Superluck Industrial Centre, Flat K, 13/F (Phase 2), 57 Sha Tsui Road, Tsuen Wan, N.T. Hong Kong, China and our telephone number is (852) 2414-1831. We own production plants in the Kwun Tong District of Hong Kong and in the city of Heyuan, which is in the Guangdong Province of the PRC.

The following is a description of our properties:

Lessor	Location	Approximate Sq. Footage	Use
Best Allied (1)	7/F, DJ Building Hoi Bum Road Kwon Tong, Hong Kong	13,000 sq. ft.	Manufacturing and trading garments
Best Allied (2)	13/F, DJ Building Hoi Bum Road Kwon Tong, Hong Kong	2,000 sq. ft.	Storage
Asian Point (3)	Heyuan Foreign Economic Development Area 205 Heyuan Road Heyuan City, China	27,500 sq. ft.	Manufacturing and trading of denim fabrics

(1)	Best Allied rents this space pursuant to a lease with D.J. Ltd. for a period commencing on March 31, 2007 and expiring on March 31, 2009 for a monthly rent of $7,051.19.

(2)	Best Allied rents this space pursuant to a lease with D.J. Ltd. for a period commencing on March 31, 2007 and expiring on March 31, 2008 for a monthly rent of $923.07.

(3)	Asian Point rents this space pursuant to a lease with Heuyan Foreign Economic Development for a period commending on July 1, 1999 and expiring on June 30, 2008 for a monthly rent of $2,032.11.

In general, all facilities are in good condition and are operating at capacities that range from 80% to 100%. All facilities are leased under operating leases. In comparison to similar facilities in the area, we believe the terms of the lease are fair, and the monthly lease rate is at or below the cost for comparable space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

•
In 2006, SWL paid management consultancy service fees of $113,922 to Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman. The agreement, which was for management service, merchandising consultancy and quality checking & approval, was made between Yin Kee Weaving Factory Limited and Asian Point. The agreement dated March 31, 2005 covered the periods from April 1, 2006 to March 31, 2007.

•
In 2007, SWL paid management consultancy service fees of $46,073 to Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman. The agreement, which was for management service, merchandising consultancy and quality checking & approval, was made between Yin Kee Weaving Factory Limited and Asian Point. The agreement dated March 31, 2006 covered the periods from April 1, 2006 to March 31, 2007.

•
At March 31, 2006, $739,848 was due to Mr. Roger K.W. Fan, our Chief Executive Officer. This amount represented expenses paid by Mr. Roger K.W. Fan on SWL behalf. This amount was treated as an interest free loan with no fixed date of repayment between Mr. Roger K.W. Fan, the lender, and SWL, the borrower. At March 31, 2007, the amount due to Mr. Roger K.W. Fan decrease from $739,848 to $22,257. As of September 30, 2007 the loan has been completely repaid, with $0 due to Mr. Roger K.W. Fan.

Banking Facilities:

Below is a summary of Best Allied and Asian Point’s banking facilities:

•
At March 31, 2007, our banking facilities consisting of bank loans and other credit facilities were $2,792,697, of which $598,376 has been drawn down and $2,194,321 remains available. Bank loans were $601,507 at March 31, 2007, of which $105,663 has been drawn down and $495,844 remains available. Other credit facilities were $2,191,190 at March 31, 2007, of which $492,713 has been drawn down and $1,698,477 remains available.

•
Corporate Tax Loan of $38,460 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed January 6, 2006 and Guaranteed by Ms. Lam Siu Kuen. Interest is charged at prime and the loan must be repaid monthly, within 12 months. The loan was completely repaid as of February, 2007.

•
Installment loan of $162,814 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on January 5, 2006 and its purpose is solely for financing the acquisition of the property located at Unit C, 4/F, Yip Win Factory Building, 10 Tsun Yip Lane, Kowloon. The loan is guaranteed by the property and Ms. Lam Siu Kuen. Interest is set at 0.75% below prime and the loan must be repaid monthly, within 120 months. The loan was completely repaid as of July, 2006.

•
Overdraft facility of $192,300 and revolving trading facility of $769,200 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on February 7, 2005. The overdraft facility has an interest rate 1% above prime, while the trading facility has an interest rate 0.5% above prime. Both credit facilities are guaranteed by Ms. Lam Siu Kuen.

•
Revolving trading facility of $487,160 between Asian Point and ICBC Asia. This agreement was signed on June 26, 2006. The trading facility has an interest rate of prime or prevailing funding cost, whichever is higher, plus 0.5%. The revolving trading facility is guaranteed the personal assets of Mr. Roger K. W. Fan and Ms. Mei Ling Szeto.

Amounts Due to Related Parties

Amounts due to related parties decreased from $853,770 as of March 31, 2006 to $68,330 as of March 31, 2007. Included was an amount of $739,848 and $22,257 as of March 31, 2006 and 2007, respectively, due to the chief executive officer of the Company. The balance represents the expenses paid by the chief executive officer on behalf of the Company. The remaining balance of $113,922 and $46,073 as of March 31, 2006 and 2007, respectively, represented a payable for the management consultancy services rendered by Yin Kee Weaving Factory Limited, which is owned and operated by Mr. Roger K.W. Fan, our Chief Executive Officer and Chairman. The balance of the amounts due to related parties was interest free and had no fixed date of repayment.

Director Independence

None of our directors are deemed to be independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We intend to request a registered broker-dealer to apply to have our common stock listed on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of March 5, 2008, we had 63 holders of record of our common stock.

Rule 144 Shares

Other than the shares being offered for resale by the Selling Stockholders named in this prospectus, none of shares of our common stock are available for resale to the public. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Dividends

During the fiscal years ended March 31, 2006 and 2007, SWL paid aggregate dividends of $656,582 and $1,516,723, respectively, or approximately $13.13 and $30.33, respectively, for each share of common stock We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

Freedom 3, Inc.

Freedom has not paid any salary, bonus or other compensation to its sole officer and director since its inception nor did it have any compensation arrangement with such officers and director.

Stock Option Grants

No stock options or stock appreciation rights under any stock incentive plans or otherwise were granted to Freedom’s sole executive officer and director since its inception.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

Effective as of October 25, 2007, the Company dismissed Conner & Associates, PC (“Conner”) as its independent accountants. Conner had previously been engaged as the principal accountant to audit Freedom 3’s financial statements. The reason for the dismissal of Conner is that, upon the consummation of the transaction on October 25, 2007, (i) the former stockholders of SWL owned a majority of the outstanding shares of the Company’s common stock and (ii) Freedom 3’s primary business unit became the business previously conducted by SWL. It was more practical that SWL’s independent auditors be engaged, going forward.

The decision to change accountants was approved by the Company’s board of directors on October 25, 2007.

The report of Conner on Freedom 3’s financial statements for the period from June 27, 2006 (inception) to June 30, 2006 contained an adverse opinion or disclaimer of opinion and was qualified or modified as to uncertainty, audit scope or accounting principles. Their report contained a going concern opinion on the financial statements as of June 30, 2006 because Freedom 3 was a “blank check” company with no assets and the sole stockholder of Freedom 3 was not legally obligated to fund the activities of the company.

From June 27, 2006 through October 25, 2007, there were no disagreements between Freedom 3 and Conner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Conner, would have caused it to make reference to the matter in connection with the firm’s reports.

The Company made the contents of this Current Report on Form 8-K available to Conner & requested it to furnish a letter addressed to the SEC as to whether it agrees or disagrees with, or wishes to clarify our expression of our views, or wished to provide any additional information. A copy of Conner’s letter to the SEC is included as Exhibit 16.1 to this Registration Statement.

On October 25, 2007, the Company engaged Dominic K.F. Chan & Co (“Dominic”) as its new, independent registered public accounting firm. The appointment of Dominic was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through December 31, 2007, SWL did not consult Dominic regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

Prior to engaging Dominic, the Company had not consulted Dominic regarding the application of accounting principles to any specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FINANCIAL INFORMATION

Our audited financial statements for the fiscal years ended March 31, 2007 and 2006 and unaudited financial statements for the three six month periods ended September 30, 2007 and 2006 are included after the Signature Page and are incorporated by reference herein.

[OUTSIDE BACK COVER OF PROSPECTUS]

SOUND WORLDWIDE HOLDINGS, INC.

2,330,200 SHARES COMMON STOCK

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	Amount US($)
SEC Registration Fee	$36
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$20,000
Printers	$5,000
Miscellaneous	$1,000
Total	$32,036

(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On June 27, 2006, Freedom issued 100,000 shares of its common stock to Getting You There, LLC, or GYT, an entity owned by Virginia K. Sourlis, Esq., the sole officer and director of Freedom, for aggregate purchase price of $2,100. The Company sold these shares of common stock under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the company under Section 4(2) and Regulation D promulgated thereunder due to the fact that the issuance did not involve a public offering and in light of fact that Ms. Sourlis is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act. On October 25, 2007, we redeemed all of the 100,000 shares from GYT in exchange for 300,000 shares of the resultant issuer’s common stock after the merger.

2

In connection with its merger with SWL, on October 25, 2007, Freedom issued 350 shares of its common stock for each share of common stock held by stockholders of SWL of which 2,330,200 are being registered by the Selling Stockholders listed in this Registration Statement. The company issued these shares under the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded the company under Section 4(2) and Regulation S promulgated thereunder due to the fact that the issuance did not involve a public offering and the investors were non-US residents.

ITEM 27. EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Certificate of Incorporation of Freedom 3, Inc. (1)

3.1.1	Amendment to the Certificate of Incorporation of Freedom 3, Inc., dated October 25, 2007 (2)

3.2	Bylaws (1)

4.1	Form of Common Stock Certificate (3)

5.1	Legal Opinion of The Sourlis Law Firm

10.1	Share Exchange Agreement, dated October 25, 2007, between Freedom 3, Inc. and Sound Worldwide Limited (2)

10.2	Banking Facilities of Asian Point Investment Limited (3)

10.3	Management Agreement, dated March 31, 2005, between Asian Point Investment Limited and Yin Kee Weaving Factory Ltd. (3)

10.4	Management Agreement, dated March 31, 2006, between Asian Point Investment Limited and Yin Kee Weaving Factory Ltd. (3)

15.1	Letter from auditors on interim financial statements

16.1	Letter from Conner & Associates, PC, dated October 25, 2007 (1)

23.1	Consent of Dominic K. F. Chan & Co., certified public accountants

23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

(1)	Incorporated by reference from the Company’s Registration Statement on Form 10SB (SEC File No.: 000-52116) filed on July 7, 2006.

(2)	Incorporated by reference from the Company’s Registration Statement on Form SB-2 (SEC File No.: 333-146986) filed on October 29, 2007.

(3)	Incorporated by reference from the Company’s Registration Statement on Form SB-2/Amendment No. 1 (SEC File No.: 333-146986) filed on January 22, 2008

3

ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purposes of determining any liability under the Securities Act to any purchaser:

(a)  Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) promulgated under the Securities Act shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to
Rule 424;
;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

4

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

5

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Hong Kong, the People’s Republic of China on March 5, 2008.

SOUND WORLDWIDE HOLDINGS, INC.

By:	/s/ ROGER K. W. FAN
Roger K. W. Fan Chief Executive Officer and Chairman (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ ROGER K. W. FAN	Chief Executive Officer and Chairman	March 5, 2008
Roger K. W. Fan	(Principal Executive Officer)

/s/ TONY K.K. CHUI	Chief Financial Officer	March 5, 2008
Tony K.K. Chui	(Principal Accounting and Financial Officer)

/s/ IVY S. K. LAM	Chief Operation Officer, President and Director	March 5, 2008
Ivy S. K. Lam

/s/ HUNG MAN TO	Operation Director and Director	March 5, 2008
Hung Man To

/s/ MEI LING SZETO	Secretary	March 5, 2008
Mei Ling Szeto

6

Sound Worldwide Holdings, Inc.

Condensed Consolidated Financial Statements
For The Three and Nine Months Ended
December 31, 2007 and 2006
(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SOUND WORLDWIDE HOLDINGS, INC.

We have reviewed the accompanying consolidated balance sheets of Sound Worldwide Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2007 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for the three and six months then ended. These consolidated financial statements are the responsibility of the Company’s management.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we not express such an opinion.

Based on our review, we are not aware of any material modifications that would be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ DOMINIC K.F. CHAN & CO.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong

March 3, 2008

SOUND WORLDWIDE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Stated in US Dollars)

	At December 31, 2007	At March 31, 2007
ASSETS	$	$
Current assets:
Cash and cash equivalents	161,741	138,654
Accounts receivable, net of allowance for doubtful accounts	742,200	674,580
Prepaid expenses and other receivables	76,740	30,728
Inventories	644,892	410,577
Total current assets	1,625,573	1,254,539
Property and equipment, net	1,824,096	1,820,982
TOTAL ASSETS	3,449,669	3,075,521
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	440,061	277,574
Bank and other borrowings	932,228	583,983
Amount due to related parties	-	68,330
Income tax payable	-	-
Accrued expenses and other liabilities	446,721	310,348
Total current liabilities	1,819,010	1,240,235
Long-term debt
Bank and other borrowings	2,738	14,393
TOTAL LIABILITIES	1,821,748	1,254,628
Stockholders' equity
Common stock	2,000	1,990
Additional paid-in capital	627,916	620,068
Retained earnings	1,003,667	1,201,068
Accumulated other comprehensive loss	(5,662)	(2,233)
Total stockholders' equity	1,627,921	1,820,893
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	3,449,669	3,075,521

7

SOUND WORLDWIDE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Stated in US Dollars)

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
	$	$
Net sales	2,080,595	2,791,444	8,509,183	11,101,888
Cost of sales	(2,168,462)	(2,586,935)	(7,667,896)	(9,536,935)
Gross (loss)/profit	(87,867)	204,509	841,287	1,564,953
Selling, general and administrative expenses	(350,171)	(216,232)	(1,101,005)	(979,049)
Other income	66,496	74,169	140,922	217,443
(Loss)/income from operations	(371,542)	62,446	(118,796)	803,347
Other non-operating income	-	-	-	47,780
Interest expenses	(25,638)	(15,364)	(78,605)	(74,694)
(Loss)/income before income taxes	(397,180)	47,082	(197,401)	776,433
Income tax expenses	-	-	-	-

Net (loss)/income	(397,180)	47,082	(197,401)	776,433

	Cents	Cents	Cents	Cents
(Loss)/earnings per share, basic and diluted	(1.91)	0.27	(1.06)	4.44

Weighted average number of common shares outstanding, basic and diluted	20,777,174	17,500,000	18,596,364	17,500,000

8

SOUND WORLDWIDE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
(Stated in US Dollars)

				Accumulated
			Additional	other
	Common Stock		paid-in	Comprehensive	Retained
	Shares	Amount	capital	loss	earnings	Total
		$	$	$	$	$
Balance, April 1, 2007	17,500,000	1,750	620,068	(2,233)	1,201,068	1,820,653
Shares of stock held by Freedom 3's shareholders	300,000	30	-	-	-	30
Issuance of common stock in connection with the share exchange transaction	2,200,000	220	-	-	-	220
Recapitalization in connection with the share exchange transaction	-	-	7,848	-	-	7,848
Net loss	-	-	-	-	(197,401)	(197,401)
Foreign currency translation	-	-	-	(3,429)	-	(3,429)
Comprehensive loss	-	-	-	(3,429)	(197,401)	(200,830)

Balance, December 31, 2007	20,000,000	2,000	627,916	(5,662)	1,003,667	1,627,921

9

SOUND WORLDWIDE HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in US Dollars)

	Nine months ended December 31,
	2007	2006
	$	$
Cash flows from operating activities:
Net (loss)/ income	(197,401)	776,433
Adjustments to reconcile net income to
net cash (used in)/provided by operating activities:
Depreciation expense	13,013	21,693
Gain on disposal of property and equipment	-	(2,682)
Changes in current assets and liabilities
Accounts receivable	(67,620)	(40,066)
Other receivables	(46,012)	38,667
Inventories	(234,315)	729,282
Accounts payable	162,487	(377,948)
Amounts due to related parties	(68,330)	(739,187)
Accrued expenses and other liabilities	145,417	529,881

Net cash (used in)/provided by operating activities	(292,761)	936,073

Cash flows from investing activities
Purchase of property and equipment	(12,561)	(31,000)
Proceeds from sale of property and equipment	-	238,450

Net cash (used in)/provided by investing activities	(12,561)	207,450

Cash flows from financing activities
New bank borrowings	4,893,772	2,482,867
Repayment of bank borrowings	(4,565,916)	(3,333,400)

Net cash provided by/(used in) financing activities	327,856	(850,533)

Effect of exchange rate changes on cash
and cash equivalents	553	(1,663)

Net increase in cash and cash equivalents	23,087	291,327
Cash and cash equivalents at beginning of the period	138,654	31,255

Cash and cash equivalents at the end of the period	161,741	322,582

10

SOUND WORLDWIDE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements (Unaudited)
December 31, 2007

Note 1 - Basis of Presentation

The interim financial statements of Sound Worldwide Holdings, Inc., a Delaware corporation formerly known as Freedom 3, Inc. (the “Company”), included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. The accompanying financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended March 31, 2007, included in the registration statement on Form SB-2, as amended. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Share Exchange between Freedom 3, Inc and Sound Worldwide Limited

On October 25, 2007, Freedom 3, Inc. a Delaware corporation (“Freedom 3”), sold one share of its common stock to Sound Worldwide Limited (“Sound Worldwide” or “SWL”) for $1.00 and redeemed 100,000 shares of its common stock from its prior sole stockholder constituting 100% of Freedom 3’s issued and outstanding shares of its common stock prior to the sale, resulting in Sound Worldwide owning 100% of Freedom 3. After the sale and redemption by Freedom 3, Sound Worldwide and Freedom 3 entered into a Share Exchange Agreement, dated October 25, 2007, or Exchange Agreement, pursuant to which each issued and outstanding share of Sound Worldwide’s common stock and preferred stock was converted into 350 shares of Freedom 3’s common stock and preferred stock, respectively, and all of the issued and outstanding shares of Sound Worldwide’s common and preferred stock were retired and cancelled, resulting in Freedom 3 owning 100% of Sound Worldwide (the “Exchange”). This resulted in the stockholders of Sound Worldwide to become stockholders of Freedom 3. The previous stockholder of Freedom was then issued 300,000 shares of Freedom 3 as agreed previously. The one share of Freedom’s common stock held by Sound Worldwide was then cancelled and Sound Worldwide sold one share of its common stock to Freedom 3, which resulted in Freedom 3 owning 100% of Sound Worldwide. Freedom 3 then changed its name to Sound Worldwide Holdings, Inc.

11

For accounting purposes, the Exchange has been treated as an acquisition of Freedom 3 by Sound Worldwide and as a recapitalization of Sound Worldwide (i.e. a "reverse acquisition"), in which Sound Worldwide was deemed to be the accounting acquirer. As a result of the Exchange, the historical consolidated financial statements of the Company for periods prior to the date of the transaction are those of Sound Worldwide, as the accounting acquirer, and all references to the consolidated financial statements of the Company apply to the historical financial statements of Sound Worldwide prior to the transaction and the consolidated financial statements of the Company subsequent to the transaction. The Company’s shares have been restated retroactively to reflect the share exchange ratio as at the date of the transaction in a manner similar to a stock split. The Company currently has a total of 20,000,000 shares of common stock issued and outstanding.

Prior the Exchange, Freedom 3 was a reporting shell company with no operations and nominal assets.

The Company, through its wholly-owned subsidiary, Sound Worldwide, and its wholly-owned subsidiaries listed below, are principally engaged in manufacturing and trading of denim fabrics and garments. Sound Worldwide owns production plants in Hong Kong and the People’s Republic of China and its customers are mainly in the United States, Europe and Japan.

The following summarizes the organizational history and location of the subsidiaries of the Company:

•	Sound Worldwide was formed in July 1999 and it currently is the holding company for Asian Point Investment Limited and Best Allied Industrial Limited.

•	Best Allied Industrial Limited (“Best Allied”), which has its production based in the Kwun Tong District of Hong Kong, was formed in April 1997.

•	Asian Point Investment Limited (“Asian Point”), which leases Heyuan Yuenya Weaving Factory in Heyuan, Guangdong Province, was registered in June 1999.

Note 3 - Summary of Principal Accounting Policies

The Company’s consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. In addition, other companies may utilize different estimates, which may impact the comparability of our results of operations to those of companies in similar businesses. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company’s consolidated financial statements.

12

Revenue recognition

The Company recognizes revenue when the following fundamental criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. These criteria are usually met at the time of product shipment. The Company does not recognize revenue until all customer acceptance requirements have been met and no significant obligations remain, when applicable. Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement. Shipping documents are used to verify product delivery. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess the collectibility of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances. Normally, we do not accept any product returns and according to our records, the returns are immaterial.

Trade accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Company will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. Asian Point and Best Allied extend unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. They do not accrue interest on trade accounts receivable.

Inventory

Inventories, which primarily consist of yarns, denim fabrics, garments and other textile materials and products, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Write down of potentially obsolete or slow-moving inventory is recorded based on management’s assumptions about future demand and market conditions.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in fiscal year 2008. Although the Company will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Company’s consolidated financial statements.

13

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No 159). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The Company is required to adopt SFAS No 159 beginning on January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. Although the Company will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the fiscal years beginning after December 15, 2006. The Company does not expect that the adoption of FIN 48 will have a significant effect on its consolidated financial statements.

Note 4 - Financing Arrangements

Banking Facilities

At December 31, 2007, our banking facilities consisting of bank loans and other credit facilities were $2,637,514, of which $916,881 has been drawn down and $1,720,633 remains available. Below is a summary of Best Allied and Asian Point’s banking facilities:

•
Corporate Tax Loan of $115,408 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on December 17, 2007 and guaranteed by Ms. Lam Siu Kuen. Interest is charged at 0.5% below prime and the loan must be repaid monthly, within 12 months. As of December 31, 2007, the whole amount of the loan has been drawn down.

14

•
Installment loan of $162,814 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on January 5, 2006 and its purpose is solely for financing the acquisition of the property located at Unit C, 4/F, Yip Win Factory Building, 10 Tsun Yip Lane, Kowloon. The loan is guaranteed by the property and Ms. Lam Siu Kuen. Interest is set at 0.75% below prime and the loan must be repaid monthly, within 120 months. The loan was completely repaid as of July, 2006.

•
Overdraft facility of $192,300 and revolving trading facility of $1,679,832 between Best Allied and Shanghai Commercial Bank Ltd. This agreement was signed on February 7, 2005. The overdraft facility has an interest rate 1% above prime, while the trading facility has an interest rate 0.5% above prime. Both credit facilities are guaranteed by Ms. Lam Siu Kuen. As of December 31, 2007 $370,612 has been drawn down and $1,501,520 remains available.

•
Revolving trading facility of $487,160 between Asian Point and ICBC Asia. This agreement was signed on June 26, 2006. The trading facility has an interest rate of prime or prevailing funding cost, whichever is higher, plus 0.5%. The revolving trading facility is guaranteed by the personal assets of Mr. Roger K. W. Fan and Ms. Szeto Mei Ling. As of December 31, 2007 $430,861 has been drawn down and $56,299 remains available.

Note 5 - (Loss)/Earnings Per Share

Basic (loss)/earnings per share of common stock was calculated by dividing the net (loss)/income by the weighted average number of shares of common stock outstanding for the period.

There is no dilution effect to the basic (loss)/earnings per share of common stock for the periods presented.

Note 6 - Comprehensive (Loss)/Income

Other comprehensive (loss)/income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive (loss)/income but are excluded from net (loss)/income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive (loss)/income represented foreign currency translation adjustment.

15

SOUND WORLDWIDE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2007 AND 2006
AND INDEPENDENT AUDITORS’ REPORT

SOUND WORLDWIDE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31 2007 AND 2006
AND INDEPENDENT AUDITORS’ REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SOUND WORLDWIDE LIMITED

We have audited the accompanying consolidated balance sheets of Sound Worldwide Limited and its subsidiaries (the “Company”) as of March 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for the years ended March 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended March 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ DOMINIC K.F. CHAN & CO.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong

October 9, 2007

1

SOUND WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	At March 31,
	2007	2006
	$	$
ASSETS

Current assets:
Cash and cash equivalents	138,654	31,255
Accounts receivable, net of allowance for doubtful accounts - Note 3	674,580	1,125,613
Prepaid expenses and other receivables	30,728	68,409
Inventories - Note 4	410,577	818,478
Total current assets	1,254,539	2,043,755

Property and equipment, net - Note 5	1,820,982	2,939,426

TOTAL ASSETS	3,075,521	4,983,181

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	277,574	686,287
Bank and other borrowings - Note 6	583,983	1,343,554
Amounts due to related parties - Note 11	68,330	853,770
Accrued expenses and other liabilities - Note 8	310,348	332,904

Total current liabilities	1,240,235	3,216,515

Long-term debt:
Bank and other borrowings - Note 6	14,393	-

TOTAL LIABILITIES	1,254,628	3,216,515

Commitments and contingencies - Note 10

Stockholder’s equity:
Common stock (USD1 par value
- authorized 50,000 shares; issued and outstanding 50,000 shares in 2007 and 2006)	50,000	50,000
Additional paid-in capital	572,058	572,058
Retained earnings	1,201,068	1,138,300
Accumulated other comprehensive (loss)/income	(2,233)	6,308

Total stockholders’ equity	1,820,893	1,766,666

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	3,075,521	4,983,181

See accompanying notes to consolidated financial statements

2

SOUND WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Year ended March 31,
	2007	2006
	$	$
Net sales	14,840,870	14,728,655
Cost of sales	(12,017,879)	(12,271,485)

Gross profit	2,822,991	2,457,170
Selling, general and administrative expenses	(1,468,467)	(1,789,632)
Other income	282,013	422,322

Income from operations	1,636,537	1,089,860
Other non-operating income	50,569	-
Interest expense	(86,120)	(56,219)
Interest Income	-	257

Income before income taxes	1,600,986	1,033,898
Income tax expenses - Note 7	(21,645)	-

Net income	1,579,341	1,033,898

Earnings per share, basic and diluted - Note 9	31.59	20.68

Weighted average number of common shares outstanding, basic and diluted - Note 9	50,000	50,000

See accompanying notes to consolidated financial statements

3

SOUND WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(Stated in US Dollars)

	Common stock		Additional paid-	Accumulated other Comprehensive	Retained
	Shares	Amount	in capital	(loss)/income	earnings	Total
		$	$	$	$	$
Balance, April 1, 2005	50,000	50,000	572,058	(1,070)	760,984	1,381,972
Net income	-	-	-	-	1,033,898	1,033,898
Foreign currency translation adjustments	-	-	-	7,378	-	7,378
Comprehensive income	-	-	-	7,378	1,033,898	1,041,276
Dividend	-	-	-	-	(656,582)	(656,582)

Balance, March 31, 2006	50,000	50,000	572,058	6,308	1,138,300	1,766,666
Net income	-	-	-	-	1,579,341	1,579,341
Foreign currency translation
adjustments	-	-	-	(8,541)	-	(8,541)
Comprehensive income				(8,541)	1,579,341	1,570,800
Dividend	-	-	-	-	(1,516,573)	(1,516,573)

Balance, March 31, 2007	50,000	50,000	572,058	(2,233)	1,201,068	1,820,893

See accompanying notes to consolidated financial statements

4

SOUND WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year ended March 31,
	2007	2006
	$	$
Cash flows from operating activities:
Net income	1,579,341	1,033,898
Adjustments to reconcile net income to
Net cash provided by/(used in) operating activities:
Depreciation expense	142,209	198,153
Gain on disposal of property and equipment	(50,569)	-
Changes in current assets and liabilities
Accounts receivable	428,772	(605,169)
Other receivables	36,667	(18,754)
Inventories	394,352	811,344
Accounts payable	(399,553)	(975,988)
Amounts due to related parties	(783,185)	(1,203,084)
Accrued expenses and other liabilities	(12,315)	(211,098)

Net cash provided by/(used in) operating activities	1,335,719	(970,698)

Cash flows from investing activities:
Purchases of property and equipment	(46,159)	(252,642)
Proceeds from sale of property and equipment	1,057,306	811,072

Net cash provided by investing activities	1,011,147	558,430

Cash flow from financing activities:
(Repayment of)/new bank borrowings	(725,432)	1,080,642
Dividend paid	(1,516,573)	(656,582)

Net cash (used in)/provided by financing activities	(2,242,005)	424,060

Effect of exchange rate changes on cash
and cash equivalents	2,538	(1,100)

Net increase in cash and cash equivalents	107,399	10,692
Cash and cash equivalents at beginning of the year	31,255	20,563

Cash and cash equivalents at end of the year	138,654	31,255

Supplementary disclosures of cash flow information:
Interest paid	86,120	56,219

Income taxes paid	-	24,032

See accompanying notes to consolidated financial statements

5

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1. Organization and nature of operations

Sound Worldwide Limited (the “Company”) and its subsidiaries (together, the “Group”) are principally engaged in manufacturing and trading of denim fabrics and garments. The Group owns production plants in Hong Kong and the People’s Republic of China and its customers are mainly in the United States, Europe and Japan.

Mr. Roger K. W. Fan, Ms. Ivy S.K. Lam and the employees of the Company (together, the “Shareholders”) owned 64.35%, 34.65% and 1%, respectively, of the outstanding common stock of the Company.

The Company was incorporated on July 28th, 1999 in the British Virgin Islands (“BVI”) under the International Business Companies Act of BVI. As of March 31, 2007, the subsidiaries of the Company include the following:
Name of company	Place and date of incorporation	Attributable equity interest held	Principal activities
Best Allied Industrial Limited	Hong Kong April 18th, 1997	100%	Manufacturing and trading of garments

Asian Point Investment Limited	BVI March 26th, 1997	100%	Manufacturing and trading of denim fabrics

2. Summary of principal accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of Sound Worldwide Limited and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

The Company also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No.46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

6

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, deferred income taxes and the estimation on useful lives of plant and equipment. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with original maturities of three months or less at the date of acquisition. These investments are carried at cost, which approximates market value.

Trade accounts receivable

Accounts receivable are stated at original amount less allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to original terms of receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

Inventory

Inventories, which primarily consist of yarns, denim fabrics, garments and other textile materials and products, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Write down of potentially obsolete or slow-moving inventory is recorded based on management’s assumptions about future demand and market conditions.

7

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property and equipment is calculated on a straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:-

Office unit	5 years
Machinery Furniture and office equipment Motor vehicles	5 years 5 years 5 years

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

No impairment of long-lived assets was recognized for the year presented.

Revenue recognition

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collections of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

8

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Shipping and handling fees and costs

Costs incurred by the Group for shipping and handling, including costs paid to third-party transportation companies, to transport and deliver products to customers, are included in “Selling, general and administrative expenses”. Shipping and handling fees and costs amounted to $183,879 and $294,521 for the years ended March 31, 2007 and 2006 respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive income represented foreign currency translation adjustment.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

9

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Foreign currency translation (Cont’d)

In translating the financial statements of the Company from its functional currency into its reporting currency of United States dollars, balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using an average exchange rate prevailing during the reporting period. Any translation adjustments resulting are not included in determining net income but are included in cumulative other comprehensive income (loss), a component of stockholders’ equity.

	2007	2006
Year end HK$ : US$ exchange rate	7.8137	7.7597
Average yearly HK$ : US$ exchange rate	7.7807	7.7675

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the year. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonable estimated.

10

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Recent accounting pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes”, as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

In September 2005, the FASB Emerging Issues Task Force (“EITF”) issued EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modification or renewals of existing arrangements occurring after January 1, 2007. The Group does not expect the adoption of EITF 04-13 will have a significant effect on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the fiscal years beginning after December 15, 2006. The Group does not expect that the adoption of FIN 48 will have a significant effect on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No 108”). SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Under SAB No. 108, the Group should quantify errors using both a balance sheet and income statement approach (“dual approach”) and evaluate whether either approach results in a misstatement that is material when all relevant quantitative and qualitative factors are considered. The adoption of SAB 108 did not have any impact on the Company’s consolidated financial statements.

11

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2. Summary of principal accounting policies (Cont’d)

Recent accounting pronouncement (Con’d)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Group in fiscal year 2008. Although the Group will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS No 159). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The Group is required to adopt SFAS No 159 beginning on January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. Although the Group will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s consolidated financial statements.

12

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3. Accounts receivable, net

Accounts receivable consist of the following:

	At March 31,
	2007	2006
	$	$
Account receivable	772,696	1,223,729
Less: allowance for doubtful accounts	(98,116)	(98,116)
	674,580	1,125,613

An analysis of the allowance for doubtful accounts is follows:

	At March 31,
	2007	2006
	$	$
Balance at beginning of year	98,116	-
Charges to consolidated statement of income	-	98,116
Balance at end of year	98,116	98,116

The Group has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.

4. Inventories

Inventories by major categories are summarized as follows:

	At March 31,
	2007	2006
	$	$
Raw materials	334,493	443,005
Work-in-progress	11,647	157,422
Finished goods	64,437	218,051
	410,577	818,478

No inventories were written off in 2007 and 2006.

13

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5. Property and equipment, net

Property and equipment consists of the following:

	At March 31,
	2007	2006
	$	$
Office unit	26,916	261,648
Machinery	2,263,343	3,245,627
Furniture and office equipment	104,996	109,277
Motor vehicles	88,897	82,346

Total	2,484,152	3,698,898
Less: accumulated depreciation	(663,170)	(759,472)

Property and equipment, net	1,820,982	2,939,426
Depreciation expense for the years ended December 31, 2007 and 2006 was $142,209 and $198,153 respectively.

6. Bank and other borrowings

	At March 31,
	2007	2006
	$	$
Secured:
Repayable within one year
Bank overdraft	91,270	272,837
Short-term loans	478,785	1,070,717
Other borrowings	13,928	-

	583,983	1,343,554
Long-term bank loans	14,393	-
	598,376	1,343,554

As of March 31, 2007, the Company’s banking facilities are composed of the following:

Facilities granted	Granted	Amount Utilized	Unused
	$	$	$
Bank loans	601,507	105,663	495,844
Other credit facilities	2,191,190	492,713	1,698,477
	2,792,697	598,376	2,194,321

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SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6. Bank and other borrowings (Con’d)

As of March 31, 2007, the above banking borrowings were secured by the following:

(a)	charge over properties owned by the directors of the Company; and

(b)	personal guarantee executed by the directors of the Company.

Bank loans were charged at rate 0.75% per annum below the bank’s Prime to 1% per annum above the Prime.

The interest rates of other credit facilities were at the bank’s Hong Kong Dollar Best Lending Rate or prevailing funding cost, whichever was higher, plus 0.5% to 2% per annum.

7. Income taxes

The Company and its subsidiary that are incorporated in the British Virgin Islands are not subject to income taxes under those jurisdictions. The Company’s subsidiary in Hong Kong is subject to income or profit tax at 17.5% in 2006 and 2007.

The provision for income taxes consists of the following:

	Year ended March 31,
	2007	2006
	$	$
Current tax
Hong Kong	21,645	-

Deferred tax	-	-
	21,645	-

A reconciliation between income tax expense and amounts calculated using the Hong Kong statutory tax rate is as follows:

	At March 31,
	2007	2006
	$	$
Income before income tax	1,295,087	1,033,898

Hong Kong statutory tax rate	17.5%	17.5%
Computed “expected” tax expenses	226,640	180,932
Effect of tax exemptions granted	(204,995)	(180,932)

Income taxes	21,645	-

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SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7. Income taxes (Con’d)

No provision for deferred tax liabilities has been made as the Group has no material temporary differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. The Group has not recognized deferred tax assets in respect of losses due to the unpredictability of the future earnings. The tax losses do not expire under current tax legislation.

8.   Accrued expenses and other liabilities

Accrued expenses and other liabilities consists of the following:

	At March 31,
	2007	2006
	$	$
Legal and professional fees	4,477	4,083
Accrued staff related costs	122,042	161,320
Other accruals and liabilities	183,829	167,501

	310,348	332,904

9. Earnings per share

Basic earnings per share of common stock was calculated by dividing the net income of $1,579,341 (2006: $1,033,898) by the weighted average number of 50,000 (2006: 50,000) common shares.

There is no dilution effect to the basic earnings per share of common stock for the years presented.

16

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10. Commitments and contingencies

The Company has operating lease agreements principally for its office facilities. The leases have remaining terms of 3 to 24 months. Rental expense was $141,524 and $104,102 for the years ended March 31, 2007 and 2006 respectively.

Future minimum lease payments under non-cancellable operating lease agreements as of March 31, 2007 were as follows:

$
Year ending March 31,
2008	123,168
2009	90,226
Total	213,394

Other than as disclosed above, the Company had no other material contractual obligations and had no off-balance sheet guarantees or arrangements or transactions as at March 31, 2007.

11. Related party balances and transactions

Related party balances

Amounts due to related parties are as follows:

	At March 31,
	2007	2006
	$	$
Yin Kee Weaving Factory (“Yin Kee”)	46,073	113,922
Mr. Roger Fan	22,257	739,848
	68,330	853,770

The amount due to Yin Kee represented payable for the management consultancy services rendered to the Company.

The amount due to Mr. Fan represented expenses paid by Mr. Fan on the Company’s behalf.

The amounts due to related parties are interest free and has no fixed date of repayment.

Related party transactions

The Company paid management consultancy services fees of $46,268 and $113,808 in 2007 and 2006, respectively, to Yin Kee.

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SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12. Concentration of credit

A substantial percentage of the Company's sales are made to the following customers. Details of the customers accounting for 10% or more of total net revenue in any of the years ended March 31, 2007 and 2006 are as follows:

	2007	2006
Company A	25%	41%
Company B	12%	*
Company C	11%	18%
Company D	11%	*
Company E	*	16%

* Less than 10%

Details of the accounts receivable from the three customers with the largest receivable balances at March 31, 2007 and 2006 are as follows:

	Percentage of accounts receivable
	2007	2006
Company A	17%	-
Company B	13%	-
Company C	11%	-
Company D	-	50%
Company E	-	28%
Company F		10%
Three largest receivable balances	41%	88%

13. Employee benefit plans

The Company operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the scheme are held separately from those of the Company by trustees. The Company contributes 5% of relevant payroll costs to the scheme, which contribution is matched by employees. The contributions paid by the Company for the years ended March 31, 2007 and 2006 were $29,328 and $9,646 respectively.

14. Fair value of financial instruments

The fair values of cash and cash equivalents, trade accounts receivable, amount due from a related party, short-term loans, trade accounts payable, and other payables and accrued liabilities approximated the respective carrying amounts because of the short maturity of these instruments.

18

SOUND WORLDWIDE LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15. Interest rate risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company’s future interest expense will fluctuate in line with any change in borrowing rates. The Company does not have any derivative financial instruments as of March 31, 2007 and 2006 and believes its exposure to interest rate risk is not material.

16. Comparative amounts

Certain amounts included in prior years’ consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

17. Subsequent event

In September, 2007 the Company and Freedom 3, Inc., a Delaware corporation (“Freedom 3”), executed a letter of intent pursuant to which the parties are currently engaged in advanced negotiations to enter into a definitive agreement relating to the Agreement. Pursuant to the Agreement, the Company will purchase 1 share of common stock of Freedom 3 at a purchase price of $1.00 per share and the Freedom 3 will thereafter become a wholly-owned subsidiary of the Company (the “Acquisition”). Immediately after the Acquisition, the Company is anticipated to perform a short form parent-subsidiary merger (or share exchange) whereby the Company will be merged with and into Freedom 3, and Freedom 3 shall be the surviving entity (the “Merger”). If the Merger is consummated, Freedom 3 is anticipated to issue an aggregate of approximately 20,000,000 of its authorized and unissued shares of Common Stock in connection with the conversion of and exchange for all of the issued and outstanding shares of capital stock of the Company, so that immediately after such issuance the former shareholders of the Company will own 100% of Freedom 3’s outstanding shares of Common Stock.

19